Exhibit 99.4

The information provided in this Exhibit is presented only in connection with the reporting changes described in the accompanying Form 8-K. This information does not reflect events occurring after February 28, 2012, the date we filed our 2011 Form 10-K, and does not modify or update the disclosures therein in any way, other than as required to reflect the change in segments, and the change in accounting principle, the adoption of a new accounting standard as described in the Form 8-K and set forth in Exhibits 99.1 through 99.6 attached thereto. You should therefore read this information in conjunction with the 2011 Form 10-K and subsequent amendments on Form 10-K/A and with our reports filed with the Securities and Exchange Commission after February 28, 2012.

PART II

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We provide below:

▪	A description of our business

▪	An executive summary

▪	A discussion and analysis of our operating results for 2009 through 2011

▪	Information about our capital resources and liquidity

▪	Major factors expected to influence our future operating results

▪	A discussion of market risk affecting our businesses

▪	A table of accounting policies that we consider critical to our financial condition and results of operations

You should read Management’s Discussion and Analysis of Financial Condition and Results of Operations in conjunction with the Consolidated Financial Statements and the Notes to Consolidated Financial Statements included in Part II, Item 8 (Exhibit 99.5 of this report).

2012 Business Segment Realignment

Effective January 1, 2012, in connection with several key executive appointments made in September 2011, management realigned some of the company’s major subsidiaries to better fit its strategic direction and to enhance the management and integration of our assets. This realignment resulted in a change in reportable segments in 2012. In accordance with accounting principles generally accepted in the United States (GAAP), we have restated historical information to reflect the effect of this change. All discussions of our operating units and reportable segments reflect the new segments and operating structure.

OUR BUSINESS

Sempra Energy is a Fortune 500 energy-services holding company whose operating units develop energy infrastructure, operate utilities and provide related services to their customers. Our operations are divided principally between our California Utilities, which are San Diego Gas & Electric Company (SDG&E) and Southern California Gas Company (SoCalGas), and Sempra International and Sempra U.S. Gas & Power. SDG&E and SoCalGas are separate, reportable segments.  Sempra International includes two reportable segments – Sempra South American Utilities and Sempra Mexico. Sempra U.S. Gas & Power also includes two reportable segments – Sempra Renewables and Sempra Natural Gas. (See Figure 1.)

Figure 1: Sempra Energy’s Operating Units and Reportable Segments

This report includes information for the following separate registrants:

▪	Sempra Energy and its consolidated entities

▪	SDG&E

▪	SoCalGas

References to “we,” “our” and “Sempra Energy Consolidated” are to Sempra Energy and its consolidated entities, collectively, unless otherwise indicated by its context. All references to “Sempra International” and “Sempra U.S. Gas & Power,” and to their respective principal segments, are not intended to refer to any legal entity with the same or similar name.

Below are summary descriptions of our operating units and their reportable segments.

SEMPRA ENERGY OPERATING UNITS AND REPORTABLE SEGMENTS

CALIFORNIA UTILITIES
	MARKET	SERVICE TERRITORY
SAN DIEGO GAS & ELECTRIC COMPANY (SDG&E) A regulated public utility; infrastructure supports electric generation, transmission and distribution, and natural gas distribution	▪ Provides electricity to 3.4 million consumers (1.4 million meters) ▪ Provides natural gas to 3.1 million consumers (855,000 meters)	Serves the county of San Diego, California and an adjacent portion of southern Orange County covering 4,100 square miles
SOUTHERN CALIFORNIA GAS COMPANY (SOCALGAS) A regulated public utility; infrastructure supports natural gas distribution, transmission and storage	▪ Residential, commercial, industrial, utility electric generation and wholesale customers ▪ Covers a population of 21 million (5.8 million meters)	Southern California and portions of central California (excluding San Diego County, the city of Long Beach and the desert area of San Bernardino County) covering 20,000 square miles

We refer to SDG&E and SoCalGas collectively as the California Utilities, which do not include the utilities in our Sempra International and Sempra U.S. Gas & Power operating units described below.

SDG&E

SDG&E provides electricity to 3.4 million consumers and natural gas to 3.1 million consumers. It delivers the electricity through 1.4 million meters in San Diego County and an adjacent portion of southern Orange County, California. SDG&E’s electric energy is purchased from others or generated from its own electric generation facilities and its 20-percent ownership interest in the San Onofre Nuclear Generating Station (SONGS). SDG&E’s electric generation facilities include Palomar, Miramar I and II, Desert Star Energy Center (purchased from Sempra Natural Gas in October 2011) and Cuyamaca Peak Energy Plant (purchased in January 2012). SDG&E also delivers natural gas through 855,000 meters in San Diego County and transports electricity and natural gas for others. SDG&E’s service territory encompasses 4,100 square miles.

Sempra Energy indirectly owns all of the common stock of SDG&E. SDG&E also has publicly held preferred stock. The preferred stock has liquidation preferences totaling $79 million and represents less than 3% of the ordinary voting power of SDG&E shares.

SDG&E’s financial statements include a variable interest entity (VIE), Otay Mesa Energy Center LLC (Otay Mesa VIE), of which SDG&E is the primary beneficiary. As we discuss in Note 1 of the Notes to Consolidated Financial Statements under “Variable Interest Entities,” SDG&E has a long-term power purchase agreement with Otay Mesa VIE.

SoCalGas

SoCalGas is the nation’s largest natural gas distribution utility. It owns and operates a natural gas distribution, transmission and storage system that supplies natural gas throughout its approximately 20,000 square miles of service territory.  Its service territory extends from San Luis Obispo, California in the north to the Mexican border in the south, excluding San Diego County, the city of Long Beach and the desert area of San Bernardino County. SoCalGas provides natural gas service to residential, commercial, industrial, utility electric generation and wholesale customers through 5.8 million meters, covering a population of 21 million.

Sempra Energy indirectly owns all of the common stock of SoCalGas. SoCalGas also has publicly held preferred stock. The preferred stock has liquidation preferences totaling $22 million and represents less than 1% of the ordinary voting power of SoCalGas shares.

Sempra International and Sempra U.S. Gas & Power

SEMPRA INTERNATIONAL
	MARKET	GEOGRAPHIC REGION
SEMPRA SOUTH AMERICAN UTILITIES Infrastructure supports electric transmission and distribution	▪ Electricity	▪ Chile ▪ Peru
SEMPRA MEXICO
Owns and operates, or holds interests in:
▪ natural gas transmission pipelines and propane systems

▪ a natural gas distribution utility

▪ electric generation facilities

▪ a terminal in Mexico for the importation of liquefied natural gas (LNG) and purchase and sale of natural gas

	▪ Natural gas ▪ Wholesale electricity ▪ Liquefied natural gas	▪ Mexico

Sempra International

Sempra South American Utilities

Sempra South American Utilities operates electric transmission and distribution utilities in Chile and Peru, and owns interests in utilities in Argentina.

On April 6, 2011, Sempra South American Utilities completed the acquisition of AEI’s interests in Chilquinta Energía S.A. (Chilquinta Energía) in Chile and Luz del Sur S.A.A. (Luz del Sur) in Peru. Upon completion of the transaction, Sempra South American Utilities owned 100 percent of Chilquinta Energía and approximately 76 percent of Luz del Sur, and the companies are now consolidated. Pursuant to a tender offer that was completed in September 2011, Sempra South American Utilities now owns 79.82 percent of Luz del Sur, as we discuss in Note 3 of the Notes to Consolidated Financial Statements. The remaining shares of Luz del Sur are held by institutional investors and the general public.

Chilquinta Energía is an electric distribution utility serving more than 600,000 customers in the cities of Valparaiso and Viña del Mar in central Chile. Luz del Sur is an electric distribution utility that serves more than 900,000 customers in the southern zone of metropolitan Lima, Peru, and delivers approximately one-third of all power used in the country. As part of the transaction, Sempra South American Utilities also acquired AEI’s interests in two energy-services companies, Tecnored S.A. (Tecnored) and Tecsur S.A. (Tecsur).

Sempra South American Utilities also is currently pursuing the sale of its interests in the Argentine utilities, which we discuss further in Note 4 of the Notes to Consolidated Financial Statements.

Sempra Mexico

Transportation. Sempra Mexico owns and operates natural gas transmission pipelines and propane systems in Mexico. Its natural gas pipeline systems had a contracted capacity for up to 4,700 million cubic feet per day in 2011.

Distribution. Sempra Mexico’s natural gas distribution utility, Ecogas Mexico, S de RL de CV (Ecogas), operates in three separate areas in Mexico, and had a customer count of 89,800 and sales volume of 60 million cubic feet per day in 2011.

Generation. Sempra Mexico’s Termoeléctrica de Mexicali, a 625-megawatt (MW) natural gas-fired power plant, is located in Mexicali, Baja California, Mexico. The facility went into service in 2003. Under an agreement with Sempra Natural Gas, Sempra Mexico records revenue for the sale of power generated by Termoeléctrica de Mexicali to Sempra Natural Gas, and records cost of sales for purchases from Sempra Natural Gas of natural gas to fuel the facility.  J.P. Morgan Ventures Energy Corporation (J.P. Morgan Ventures) facilitates the transactions between the segments. Sempra Mexico also develops renewable energy generation facilities.

LNG. Sempra Mexico’s Energía Costa Azul LNG terminal in Baja California, Mexico began commercial operations in May 2008 and is capable of processing 1 billion cubic feet (Bcf) of natural gas per day. The Energía Costa Azul facility generates revenue under a capacity services agreement with Shell México Gas Natural (Shell), expiring in 2028, that originally permitted Shell to use one-half of the terminal’s capacity. In April 2009, Shell assigned a portion of its terminal capacity at Energía Costa Azul to Gazprom Marketing & Trading Mexico (Gazprom), transferring all further rights and obligations with respect to the assigned capacity, and a separate services agreement between Energía Costa Azul and Gazprom was put into place.

A nitrogen-injection facility at Energía Costa Azul placed in service in December 2009 allows the terminal to process LNG cargoes from a wider variety of sources and provides additional revenue from payments for capacity reservation and usage fees for nitrogen injection services for Shell and Gazprom.

In connection with Sempra Natural Gas’ LNG purchase agreement with Tangguh PSC Contractors (Tangguh PSC), which we discuss below, Sempra Mexico purchases from Sempra Natural Gas the LNG delivered to Energía Costa Azul by Tangguh PSC. Sempra Mexico uses the natural gas produced from this LNG to supply a contract through 2022 for the sale of an average of approximately 150 million cubic feet per day of natural gas to Mexico’s national electric company, Federal Electricity Commission (Comisión Federal de Electricidad, or CFE) at prices that are based on the Southern California border index. If LNG volumes received from Tangguh PSC are not sufficient to satisfy the commitment to the CFE, Sempra Mexico may purchase natural gas from Sempra Natural Gas’ natural gas marketing operations. Under an agreement among Sempra Natural Gas, Sempra Mexico, J.P. Morgan Mexico and J.P. Morgan Ventures, Sempra Natural Gas and Sempra Mexico sell to J.P. Morgan Ventures and J.P. Morgan Mexico any volumes received from Tangguh PSC that are not sold to the CFE. The agreement was previously with RBS Sempra Commodities LLP (RBS Sempra Commodities). In connection with the 2010 sale of businesses within RBS Sempra Commodities, substantially all contracts with RBS Sempra Commodities were assigned to J.P. Morgan Ventures by May 1, 2011, as we discuss in Note 1 of the Notes to Consolidated Financial Statements.

SEMPRA U.S. GAS & POWER
	MARKET	GEOGRAPHIC REGION
SEMPRA RENEWABLES Develops, owns, operates, or holds interests in renewable energy generation projects	▪ Wholesale electricity	▪ U.S.A.
SEMPRA NATURAL GAS
Develops, owns and operates, or holds interests in:
▪ a natural gas-fired electric generation plant

▪ natural gas pipelines and storage facilities

▪ a natural gas distribution utility

▪ terminal in the U.S. for the importation and export of LNG and sale of natural gas

▪ marketing operations

	▪ Wholesale electricity ▪ Natural gas ▪ Liquefied natural gas	▪ U.S.A.

Sempra U.S. Gas & Power

Sempra Renewables

The following table provides information about the Sempra Renewables facilities that were operational as of December 31, 2011. The generating capacity of these facilities is fully contracted under long-term contracts, as we discuss below.

SEMPRA RENEWABLES OPERATING FACILITIES
Capacity in Megawatts (MW)
Name	Maximum Generating Capacity		First In Service	Location
Cedar Creek 2 Wind Farm (50% owned)	125	(1)	2011	New Raymer, CO
Fowler Ridge 2 Wind Farm (50% owned)	100	(1)	2009	Benton County, IN
Copper Mountain Solar 1	58	(2)	2010	Boulder City, NV
Mesquite Solar 1	42	(3)	2011	Arlington, AZ
Total MW in operation	325
(1)	Sempra Renewables’ share.
(2)	Includes the 10-MW facility previously referred to as El Dorado Solar, which was first placed in service in 2008.
(3)	Represents only the portion of the project that was completed in 2011. The entire 150-MW project is expected to be completed in early 2013.

In October 2010, Sempra Renewables invested $209 million for a 50-percent ownership interest in Cedar Creek 2 Wind Farm (Cedar Creek 2), a joint venture with BP Wind Energy (a wholly owned subsidiary of BP p.l.c.) for the development of a 250-MW wind farm in northern Colorado, which was placed in service in June 2011. Public Service Company of Colorado, an Xcel Energy subsidiary, has contracted for all of the power from the facility for 25 years. Our investment in Cedar Creek 2 is accounted for as an equity method investment.

In 2009, Sempra Renewables invested $235 million and became an equal partner with BP Wind Energy in the development of the 200-MW Fowler Ridge 2 Wind Farm (Fowler Ridge 2) northwest of Indianapolis, Indiana. Fowler Ridge 2 went into full commercial operation in December 2009. The project’s entire power output has been sold under four long-term contracts, each for 50 MW and 20-year terms. Our investment in Fowler Ridge 2 is accounted for as an equity method investment.

In December 2010, Sempra Renewables completed the construction of Copper Mountain Solar, a 48-MW solar generation facility located in Boulder City, Nevada, on land adjacent to a 10-MW solar facility formerly referred to as El Dorado Solar. Pacific Gas and Electric Company (PG&E) has contracted for all of the power from these facilities, now combined and referred to as Copper Mountain Solar 1, under separate 20-year contracts.

Construction on the 150-MW Mesquite Solar 1 photovoltaic solar installation in Arlington, Arizona, began in June 2011.  In December 2011, 42 MW were placed in service and are now delivering renewable electricity to the power grid. Sempra Renewables anticipates that the project will be completed in early 2013. Power from the facility is sold to PG&E under a 20-year contract.

Sempra Natural Gas

Generation. Sempra Natural Gas sells electricity under short-term and long-term contracts and into the spot market and other competitive markets. While it may also purchase electricity in the open market to satisfy its contractual obligations, Sempra Natural Gas generally purchases natural gas to fuel its Mesquite Power natural gas-fired power plant, and, as we discuss above, Sempra Mexico’s Termoeléctrica de Mexicali plant. The Mesquite Power plant is a 1,250-MW facility located in Arlington, Arizona, which first went into service in 2003.

Sempra Natural Gas’ El Dorado natural gas-fired generation plant was sold to SDG&E on October 1, 2011. This sale, pursuant to an option to acquire the plant that was exercised by SDG&E in 2007, coincided with the end of a contract with the California Department of Water Resources (DWR). During the first three quarters of 2011, the Mesquite Power plant and the El Dorado generation plant, along with Sempra Mexico’s Termoeléctrica de Mexicali power plant, sold the majority of their output under this long-term purchased-power contract with the DWR which provided for 1,200 MW to be supplied during all hours and an additional 400 MW during on-peak hours, and ended on September 30, 2011.

In June 2011, Sempra Natural Gas entered into a 25-year contract with various members of Southwest Public Power Resources Group (SPPR Group), an association of 40 not-for-profit utilities in Arizona and southern Nevada, for 240 MW of electricity. Under the terms of the agreement, Sempra Natural Gas will provide 21 participating SPPR Group members with firm, day-ahead dispatchable power delivered to the Palo Verde hub beginning in January 2015.

Sempra Natural Gas also has other power sale transactions, primarily with J.P. Morgan Ventures, to sell varying amounts of power through 2012. These contracts were initially with RBS Sempra Commodities. In connection with the 2010 sale of businesses within RBS Sempra Commodities, substantially all of these transactions with RBS Sempra Commodities were assigned to J.P. Morgan Ventures by May 1, 2011. The remaining output of our natural gas facilities, including that of Sempra Mexico’s Termoeléctrica de Mexicali power plant, is available to be sold into energy markets on a day-to-day basis.

From 2003 through 2010, Sempra Natural Gas had a 50-percent equity interest in Elk Hills Power (Elk Hills), a 550-MW merchant plant located in Bakersfield, California. Elk Hills offered its output into the California market on a daily basis. Sempra Natural Gas sold its interest in Elk Hills on December 31, 2010, as we discuss in Note 4 of the Notes to Consolidated Financial Statements.

Transportation and Storage. Sempra Natural Gas owns and operates, or holds interests in, natural gas underground storage and related pipeline facilities in Alabama and Mississippi. These businesses were formerly the operations of EnergySouth, Inc., which we acquired in October 2008. Sempra Natural Gas provides natural gas marketing, trading and risk management activities through the utilization and optimization of contracted natural gas supply, transportation and storage capacity, as well as optimizing its assets in the short-term services market.

Sempra Natural Gas, Kinder Morgan Energy Partners, L.P. (KMP) and ConocoPhillips jointly own, through Rockies Express Pipeline LLC (Rockies Express), the Rockies Express Pipeline (REX) that links producing areas in the Rocky Mountain region to the upper Midwest and the eastern United States. The 1,679-mile natural gas pipeline became fully operational in 2009. Our ownership interest in the pipeline is 25 percent. Sempra Rockies Marketing has an agreement with Rockies Express for 200 million cubic feet per day of capacity on REX, which has a total capacity of 1.8 Bcf per day. Sempra Rockies Marketing released a portion of its capacity to RBS Sempra Commodities, which capacity was assigned to J.P. Morgan Ventures effective January 1, 2011 in connection with the sale of businesses within RBS Sempra Commodities.

Distribution.  Sempra Natural Gas owns and operates Mobile Gas Service Corporation (Mobile Gas), a regulated natural gas distribution utility in southwest Alabama.

LNG. Sempra Natural Gas’ Cameron LNG terminal in Hackberry, Louisiana, began commercial operations in July 2009 and is capable of processing 1.5 Bcf of natural gas per day.  Cameron LNG generates revenue under a capacity services agreement for approximately 600 million cubic feet of natural gas per day through 2029. The agreement allows customers to pay Sempra Natural Gas capacity reservation and usage fees to use its facilities to receive, store and regasify the customer’s LNG. Sempra Natural Gas also may enter into short-term and/or long-term supply agreements to purchase LNG to be received, stored and regasified at its terminals for sale to other parties. In January 2012, the U.S. Department of Energy (DOE) approved Cameron LNG’s application for an LNG export license.

Sempra Natural Gas has an LNG purchase agreement with Tangguh PSC for the supply of the equivalent of 500 million cubic feet of natural gas per day from Tangguh PSC’s Indonesian liquefaction facility with delivery to Sempra Mexico’s Energía Costa Azul receipt terminal at a price based on the Southern California border index for natural gas. As discussed above, Sempra Natural Gas had an agreement to sell to J.P. Morgan Ventures any volumes purchased from Tangguh PSC that are not sold to the CFE or J.P. Morgan Mexico. This agreement was previously with RBS Sempra Commodities. In connection with the 2010 sale of businesses within RBS Sempra Commodities, substantially all contracts with RBS Sempra Commodities were assigned to J.P. Morgan Ventures by May 1, 2011, as we discuss in Note 1 of the Notes to Consolidated Financial Statements. Sempra Natural Gas may also record revenues from non-delivery of cargoes related to this contract.

Sempra Natural Gas also owns property in Port Arthur, Texas, that it is evaluating for potential development.

RBS Sempra Commodities LLP

Prior to 2011, our Sempra Commodities segment contained our investment in RBS Sempra Commodities LLP (RBS Sempra Commodities), which held commodities-marketing businesses previously owned by us. Our investment in the partnership is reported on the equity method. We and The Royal Bank of Scotland plc (RBS), our partner in the joint venture, sold substantially all of the partnership’s businesses and assets in four separate transactions completed in July, November and December of 2010 and February of 2011. We discuss these transactions and other matters concerning the partnership in Note 4 of the Notes to Consolidated Financial Statements.

The activity in the partnership no longer meets the quantitative thresholds that require Sempra Commodities to be reported as a reportable segment under applicable accounting rules, and we do not consider the remaining wind-down activities of the partnership to be of continuing significance. As a result, effective January 1, 2011, we are reporting the former Sempra Commodities segment in Parent and Other, and have restated prior year information to be consistent with this treatment.

REGULATION OF OUR UTILITIES

SDG&E and SoCalGas are regulated by federal, state and local governmental agencies. The primary regulatory agency is the California Public Utilities Commission (CPUC). The CPUC regulates the California Utilities’ rates and operations in California, except for SDG&E’s electric transmission operations. The Federal Energy Regulatory Commission (FERC) regulates SDG&E’s electric transmission operations. The FERC also regulates interstate transportation of natural gas and various related matters.

The Nuclear Regulatory Commission (NRC) regulates SONGS, in which SDG&E owns a 20-percent interest. Municipalities and other local authorities regulate the location of utility assets, including natural gas pipelines and electric lines. Sempra Energy’s other operating units are also regulated by the FERC, various state commissions, local governmental entities, and other similar authorities in countries other than the United States.

Our South American utilities are regulated by federal and local government agencies. The National Energy Commission (Comisión Nacional de Energía, or CNE) regulates Chilquinta Energía in Chile. The Energy and Mining Investment Supervisory Body (Organismo Supervisor de la Inversión en Energía y Minería, or OSINERGMIN) of the National Electricity Office under the Ministry of Energy and Mines regulates Luz del Sur in Peru.

Ecogas, our natural gas distribution utility in Northern Mexico, is subject to regulation by the Energy Regulatory Commission (Comisión Reguladora de Energía, or CRE) and by the labor and environmental agencies of city, state and federal governments in Mexico.

Mobile Gas, our natural gas distribution utility serving southwest Alabama, is regulated by the Alabama Public Service Commission.

EXECUTIVE SUMMARY

BUSINESS STRATEGY

Our ongoing focus is to enhance shareholder value and meet customer needs by developing and operating a stable portfolio of integrated energy businesses with long-term, predictable cash flows.

The key components of our strategy include

▪	investment in our utilities; and

▪	development of natural gas and renewable-energy infrastructure.

We have based our strategy on a market view that recognizes emerging state and federal policies that point toward the following business priorities:

1.	cleaner fuels

▪	natural gas

▪	renewables

2.	enabling infrastructure

▪	natural gas pipelines, storage and LNG terminals

▪	electric transmission and advanced meters

KEY ISSUES IN 2011

Below are several key issues that affected our business in 2011; some of these issues may continue to affect our future results. Each issue includes the page number you may reference for additional details. Page number references below are to pages within this Exhibit 99.4, except for those denoted with an asterisk (*), which are to pages within Exhibit 99.5 to this Form 8-K.

▪	In March 2011, we completed a $500 million repurchase of our common stock under a Collared Accelerated Share Acquisition Program (47).

▪	In April 2011, Sempra South American Utilities completed the acquisition of AEI’s interests in two South American utilities, Chilquinta Energía and Luz del Sur (53*).

▪
SDG&E is approximately 70 percent complete on the construction of the Sunrise Powerlink electric transmission line begun in the fall of 2010 and expects the transmission line to be completed and in-service in the second half of 2012 (129*).

▪	The Cedar Creek 2 Wind Farm, which Sempra Renewables jointly owns with BP Wind Energy, went into service in June 2011 (6).

▪	On June 30, 2011, Pacific Enterprises, the holding company for SoCalGas, redeemed all five series of its outstanding preferred stock for $80 million (117*).

▪	In July 2011, the CPUC approved a settlement agreement filed by SDG&E in April 2011 regarding SDG&E’s request to make a tax equity investment in the holding company of a wind farm project (124*).

▪
In July 2011, our California Utilities filed revised applications to their original 2012 General Rate Case (GRC) applications, primarily to reflect the impact of the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010. In February 2012, our California Utilities filed amendments to update the July 2011 revision (51).

▪
In August 2011, our California Utilities filed their Pipeline Safety Enhancement Plan to test or replace all natural gas transmission pipelines that have not been pressure tested. The first phase of the two-phase plan is expected to cost $3.1 billion ($2.5 billion for SoCalGas and $600 million for SDG&E) over the 10-year period of 2012 to 2022 (125*).

▪	On September 30, 2011, Sempra Natural Gas’ 10-year contract to provide energy to the DWR ended (6).

▪	Sempra Natural Gas sold the El Dorado natural gas-fired generation plant to SDG&E on October 1, 2011 (121*).

▪
In December 2011, the CPUC approved SDG&E’s request for revenue requirement for the recovery of the incremental increase in its general liability and wildfire liability insurance premium costs for the 2010/2011 policy period (125*).

▪	SDG&E substantially completed the installation of approximately 1.4 million electric and 855,000 natural gas advanced meters in 2011 (124*).

▪	In December 2011, Sempra Renewables placed in service 42 MW of the 150-MW Mesquite Solar 1 photovoltaic solar installation project in Arizona (54).

▪	We received $623 million in distributions from RBS Sempra Commodities, reducing our remaining investment in the joint venture to $126 million (35).

▪	SDG&E continues to settle claims related to the 2007 California wildfire litigation; however, a substantial number of unresolved claims against SDG&E remain (127*).

RESULTS OF OPERATIONS

We discuss the following in Results of Operations:

▪	Overall results of our operations and factors affecting those results

▪	Our segment results

▪	Significant changes in revenues, costs and earnings between periods

CHANGE IN ACCOUNTING PRINCIPLE

As we discuss in Note 1 of the Notes to Consolidated Financial Statements, effective January 1, 2012, we changed our method of accounting for investment tax credits (ITC) from the flow-through method to the deferral method. We applied this change in accounting principle by retrospectively adjusting the historical financial statement amounts for all periods presented.  The change in accounting principle has no historical or prospective impact on the financial results of SDG&E or SoCalGas.

OVERALL RESULTS OF OPERATIONS OF SEMPRA ENERGY AND FACTORS AFFECTING THE RESULTS

The graphs below show our overall operations from 2007 to 2011.

OVERALL OPERATIONS OF SEMPRA ENERGY FROM 2007 TO 2011
(Dollars and shares in millions, except per share amounts)

Our earnings increased by $622 million in 2011 to $1.3 billion primarily due to:

▪
before and after-tax gain of $277 million resulting from the remeasurement of our equity method investments at Sempra South American Utilities related to its acquisition of additional interests in Chilquinta Energía and Luz del Sur;

▪	a $139 million after-tax write-down in 2010 of our investment in RBS Sempra Commodities;

▪
$93 million after-tax litigation expense in 2010 related to an agreement to settle certain energy crisis litigation ($87 million at Sempra Natural Gas and $6 million at Parent and Other), as we discuss in Note 15 of the Notes to Consolidated Financial Statements;

▪	higher earnings at SDG&E and Sempra Mexico; and

▪	higher earnings at Sempra South American Utilities primarily related to the acquisition of additional interests in Chilquinta Energía and Luz del Sur; offset by

▪	lower earnings at Sempra Natural Gas (excluding the energy crisis litigation expense), primarily due to the expiration of the DWR contract; and

▪	higher losses at Parent and Other (excluding the investment write-down and energy crisis litigation expense in 2010).

Diluted earnings per share for 2011 increased by $2.65 per share to $5.51 per share. Components of this increase include

▪	the remeasurement gain in 2011 ($1.15 per share);

▪	the investment write-down in 2010 ($0.56 per share);

▪	the settlement-related litigation expense in 2010 ($0.38 per share);

▪	higher earnings (excluding the impacts of the 2011 remeasurement gain and the investment write-down and litigation settlement charge in 2010); and

▪	a decrease in the number of shares outstanding primarily as a result of our $500 million share repurchase program initiated in September 2010 and completed in March 2011.

Our 2010 earnings decreased from 2009 due to:

▪	$327 million lower joint-venture earnings from RBS Sempra Commodities;

▪	the $139 million after-tax write-down of our investment in RBS Sempra Commodities;

▪	$93 million after-tax litigation expense in 2010 related to the agreement to settle certain energy crisis litigation; and

▪	lower earnings at Sempra Mexico; offset by

▪	improved results at Sempra Natural Gas (excluding the impacts of a litigation settlement charge in 2010), Sempra Renewables and the California Utilities.

Operating results at Sempra Natural Gas in 2009 were negatively impacted by an after-tax write-off of $64 million related to certain assets at one of its natural gas storage projects. Sempra Natural Gas owns 75 percent of Liberty Gas Storage, LLC (Liberty), the partnership that owns the project.

Diluted earnings per share in 2010 compared to 2009 decreased by $1.66 per share due to decreased earnings. Components of this decrease include

▪	lower joint-venture earnings from RBS Sempra Commodities ($1.32 per share);

▪	the investment write-down in 2010 ($0.56 per share); and

▪	the settlement-related litigation expense in 2010 ($0.38 per share); offset by

▪	higher earnings (excluding the impacts of the lower joint-venture earnings and the investment write-down and litigation settlement charge in 2010, and the write-off of Liberty assets in 2009); and

▪	the write-off of assets at Liberty in 2009 ($0.26 per share).

The impact from reduced shares outstanding due to our 2010 share repurchase program was negligible.

The following table shows our earnings (losses) by segment, which we discuss below in “Segment Results.”

SEMPRA ENERGY EARNINGS (LOSSES) BY SEGMENT 2009-2011
(Dollars in millions)
	Years ended December 31,
	2011		2010		2009
California Utilities:
SDG&E(1)	$431	32%	$369	52%	$344	31%
SoCalGas(1)	287	22	286	40	273	24
Sempra International:
Sempra South American Utilities	425	32	69	10	69	6
Sempra Mexico	205	15	138	20	164	15
Sempra U.S. Gas & Power:
Sempra Renewables	7	―	9	1	(8)	(1)
Sempra Natural Gas	115	9	71	10	39	4
Parent and other(2)	(139)	(10)	(233)	(33)	238	21
Earnings	$1,331	100%	$709	100%	$1,119	100%
(1)		After preferred dividends.
(2)
Includes after-tax interest expense ($139 million in 2011, $143 million in 2010 and $139 million in 2009), results from our former Sempra Commodities segment, intercompany eliminations recorded in consolidation and certain other corporate costs.

SEGMENT RESULTS

The following section is a discussion of earnings (losses) by Sempra Energy segment, as presented in the table above. Variance amounts are the after-tax earnings impact, unless otherwise noted.

EARNINGS BY SEGMENT – CALIFORNIA UTILITIES
(Dollars in millions)

SDG&E

Our SDG&E segment recorded earnings of:

▪	$431 million in 2011 ($436 million before preferred dividends)

▪	$369 million in 2010 ($374 million before preferred dividends)

▪	$344 million in 2009 ($349 million before preferred dividends)

The increase of $62 million (17%) in 2011 was primarily due to:

▪	$31 million increase in allowance for funds used during construction (AFUDC) related to equity, net of higher interest expense;

▪
$28 million favorable earnings impact due to revenues for incremental wildfire insurance premiums exceeding premium expense in 2011 compared to the incremental expense for wildfire insurance premiums exceeding revenues for the incremental premiums in 2010. Revenues for the incremental premiums in 2011 were for the policy period July 2010 through December 2011 compared to revenues for the incremental premiums in 2010 for the period July 2009 through June 2010;

▪
$13 million higher authorized margin for CPUC-regulated operations, net of higher depreciation and operation and maintenance expenses (excluding insurance premiums for wildfire coverage and litigation);

▪	$7 million lower expenses associated with the settlement of 2007 wildfire claims; and

▪	$5 million higher regulatory incentive awards; offset by

▪	$10 million primarily from the favorable resolution of prior year’s tax matters in 2010; and

▪	$8 million lower favorable resolution of litigation matters in 2011.

The increase of $25 million (7%) in 2010 compared to 2009 was primarily due to:

▪
$28 million higher authorized margin for CPUC-regulated operations and lower operation and maintenance expenses (excluding insurance premiums for wildfire coverage and litigation related expenses), net of higher depreciation expense;

▪	$16 million from the CPUC decision in 2010 authorizing recovery of a portion of the incremental wildfire insurance premiums for the policy year July 2009 through June 2010; and

▪	$8 million higher electric transmission margin; offset by

▪	$20 million higher liability insurance premiums for wildfire coverage; and

▪
$13 million net unfavorable impact from an increase in litigation reserves in 2010, including $20 million in 2010 for settlement of 2007 wildfire claims, offset by $7 million higher favorable resolution of litigation matters in 2010 compared to 2009.

SoCalGas

Our SoCalGas segment recorded earnings of:

▪	$287 million in 2011 ($288 million before preferred dividends)

▪	$286 million in 2010 ($287 million before preferred dividends)

▪	$273 million in 2009 ($274 million before preferred dividends)

The $1 million increase in earnings in 2011 was primarily due to:

▪	$13 million due to the write-off of deferred tax assets in 2010 as a result of the change in U.S. tax law regarding the Medicare Part D subsidy;

▪	$9 million higher authorized margin for CPUC-regulated operations, net of higher depreciation and operation and maintenance expenses; and

▪	$3 million higher equity-related AFUDC, net of higher interest expense; offset by

▪	$7 million lower regulatory incentive awards;

▪	$7 million due to the favorable resolution of a legal matter in 2010; and

▪	$6 million lower non-core natural gas storage revenue.

The increase of $13 million (5%) in 2010 compared to 2009 was due to:

▪	$11 million higher authorized margin for CPUC-regulated operations in excess of higher depreciation and operation and maintenance expenses;

▪	$8 million higher regulatory incentive awards; and

▪	$8 million net favorable impact from a favorable resolution of litigation matters in 2010 compared to litigation expense in 2009; offset by

▪	$13 million due to the write-off of deferred tax assets as a result of the change in U.S. tax law regarding the Medicare Part D subsidy.

EARNINGS BY SEGMENT – SEMPRA INTERNATIONAL
(Dollars in millions)

Sempra South American Utilities

Our Sempra South American Utilities segment recorded earnings of:

▪	$425 million in 2011

▪	$69 million in 2010

▪	$69 million in 2009

The increase of $356 million in 2011 was primarily due to:

▪	a $277 million gain related to the remeasurement of the Chilquinta Energía and Luz del Sur equity method investments;

▪	$55 million higher earnings primarily related to the acquisition of additional interests in Chilquinta Energía and Luz del Sur in April 2011;

▪	$44 million (pretax) write-down of our investment in Argentina in 2010, less a related income tax benefit of $15 million; and

▪	$17 million higher earnings from foreign currency rate effect primarily for previously held net U.S. dollar monetary position in Chile; offset by

▪	$48 million (pretax) in proceeds received from a legal settlement in 2010, less a related income tax effect of $17 million.

Although there was no change in overall earnings in 2010 compared to 2009, the results include

▪	a $44 million (pretax) write-down of our investment in Argentina in 2010, less a related income tax benefit of $15 million; and

▪	$11 million from the resolution of prior years’ income tax issues which favorably impacted 2009 earnings; offset by

▪	$48 million (pretax) in proceeds received from a legal settlement in 2010, less a related income tax effect of $17 million; and

▪	$10 million higher earnings in 2010 from foreign currency rate effect primarily for previously held U.S. dollar monetary position in Chile.

Sempra Mexico

Sempra Mexico recorded earnings of:

▪	$205 million in 2011

▪	$138 million in 2010

▪	$164 million in 2009

The increase of $67 million (49%) in 2011 was primarily due to:

▪	$25 million higher earnings from gas power plant operations primarily due to scheduled plant maintenance at the Mexicali power plant and associated down time in 2010;

▪	$13 million higher earnings from pipeline assets acquired in April 2010;

▪
$12 million income tax benefit in 2011 related to Mexican currency translation and inflation adjustments compared to $4 million income tax expense in 2010. We discuss this impact to our earnings in “Income Taxes – Mexican Currency Exchange Rate and Inflation Impact on Income Taxes and Related Economic Hedging Activity” below; and

▪	a $6 million release of a tax valuation allowance in Mexico.

The decrease of $26 million (16%) in 2010 compared to 2009 was primarily due to:

▪
$27 million lower earnings from LNG operations primarily due to $62 million lower earnings related to transfer pricing arrangements, offset by $31 million higher earnings due to a full year of operations of the nitrogen-injection facility and lower operating costs;

▪
$11 million lower earnings from the Mexicali power plant primarily from scheduled plant maintenance and associated down time in 2010, and expenses and associated down time from earthquake damage in the second quarter of 2010; and

▪	$6 million lower earnings due to the favorable impact of the adoption of regulatory accounting at Ecogas in 2009; offset by

▪	$20 million higher earnings related to a Mexican pipeline acquisition in April 2010.

EARNINGS (LOSSES) BY SEGMENT – SEMPRA U.S. GAS & POWER
(Dollars in millions)

Sempra Renewables

Sempra Renewables recorded earnings (losses) of:

▪	$7 million in 2011

▪	$9 million in 2010

▪	$(8) million in 2009

The decrease in earnings in 2011 of $2 million (22%) was primarily due to:

▪	$5 million higher operating losses at our facilities and equity method investments; offset by

▪	$4 million higher production tax credits in 2011.

The improvement in results in 2010 compared to 2009 was primarily due to:

▪	$12 million deferred income tax benefits as a result of placing solar generating assets in service in 2010; and

▪	$6 million of production tax credits in 2010.

Sempra Natural Gas

Sempra Natural Gas recorded earnings of:

▪	$115 million in 2011

▪	$71 million in 2010

▪	$39 million in 2009

The increase in 2011 of $44 million (62%) was primarily due to:

▪	$85 million decreased litigation expense primarily related to a 2010 agreement to settle energy crisis litigation, as we discuss in Note 15 of the Notes to Consolidated Financial Statements;

▪
$17 million higher earnings from LNG operations, including from contractual counterparty obligations for non-delivery of cargoes and $18 million in gains in 2011 associated with marketing activities not expected to recur;

▪
$10 million decreased gas power plant operation and maintenance expense primarily as a result of 2010 major maintenance at the Mesquite power plant, and from the sale of El Dorado to SDG&E as of October 1, 2011; and

▪	$8 million higher earnings primarily related to natural gas optimization activities; offset by

▪	$76 million lower earnings from gas power plant operations primarily due to the end of the DWR contract as of September 30, 2011, and less favorable pricing in 2011; and

▪	$9 million higher mark-to-market losses on forward contracts from our gas power plant operations in 2011.

The increase in 2010 of $32 million compared to 2009 was due to:

▪
$78 million higher earnings from LNG operations, primarily due to a full year of performance under the Tangguh LNG purchase agreement, and to a lesser extent, a full year of operations of the Cameron LNG terminal; and

▪	$64 million lower earnings in 2009 from a write-off of assets at Liberty; offset by

▪	$87 million in litigation expense related to an agreement to settle energy crisis litigation associated with the DWR contract;

▪	$13 million lower earnings from gas power plant operations, primarily from increased scheduled plant maintenance and associated down time in 2010; and

▪	$10 million lower earnings attributable to natural gas optimization activities.

Parent and Other

(Losses) earnings for Parent and Other were

▪	$(139) million in 2011

▪	$(233) million in 2010

▪	$238 million in 2009

The decrease in losses of $94 million (40%) in 2011 was primarily due to:

▪	a $10 million write-down of our investment in the RBS Sempra Commodities joint venture in 2011 compared to $139 million in 2010; and

▪	other joint venture related expenses in 2010, including transaction costs related to the sales within RBS Sempra Commodities and litigation expense; offset by

▪	$5 million equity loss in 2011 from our former commodities-marketing businesses compared to equity earnings of $25 million in 2010; and

▪	lower earnings from foreign currency exchange effects related to a Chilean holding company, and hedging transactions.

Losses of $233 million in 2010 compared to earnings in 2009 of $238 million were primarily due to:

▪
$327 million lower equity earnings from RBS Sempra Commodities, which were adversely impacted by the sale on July 1, 2010 of the global metals and oil businesses and the European natural gas and power business; lower volatility in the U.S. natural gas and power business; and the disruptions caused by the process to sell the partnership’s businesses;

▪	a $139 million write-down in 2010 of our investment in the RBS Sempra Commodities joint venture; and

▪	other joint venture related expenses in 2010, including transaction costs related to the sales within RBS Sempra Commodities and litigation expense; offset by

▪	lower general and administrative expenses and higher income tax benefits, partially offset by higher net interest expense, excluding results related to our former Sempra Commodities segment.

CHANGES IN REVENUES, COSTS AND EARNINGS

This section contains a discussion of the differences between periods in the specific line items of the Consolidated Statements of Operations for Sempra Energy, SDG&E and SoCalGas.

Utilities Revenues

Our utilities revenues include

Natural gas revenues at:

▪	SDG&E

▪	SoCalGas

▪	Sempra Mexico’s Ecogas

▪	Sempra Natural Gas’ Mobile Gas

Electric revenues at:

▪	SDG&E

▪	Sempra South American Utilities’ Chilquinta Energía and Luz del Sur

Intercompany revenues included in the separate revenues of each utility are eliminated in the Sempra Energy Consolidated Statements of Operations.

The California Utilities

The current regulatory framework for SoCalGas and SDG&E permits the cost of natural gas purchased for core customers (primarily residential and small commercial and industrial customers) to be passed on to customers substantially as incurred. However, SoCalGas’ Gas Cost Incentive Mechanism provides SoCalGas the opportunity to share in the savings and/or costs from buying natural gas for its core customers at prices below or above monthly market-based benchmarks. This mechanism permits full recovery of costs incurred when average purchase costs are within a price range around the benchmark price. Any higher costs incurred or savings realized outside this range are shared between the core customers and SoCalGas. We provide further discussion in Notes 1 and 14 of the Notes to Consolidated Financial Statements.

The regulatory framework also permits SDG&E to recover the actual cost incurred to generate or procure electricity based on annual estimates of the cost of electricity supplied to customers. The differences in cost between estimates and actual are recovered in the next year through rates.

The table below summarizes Utilities Revenues and Cost of Sales for Sempra Energy, net of intercompany activity.

UTILITIES REVENUES AND COST OF SALES 2009-2011
(Dollars in millions)
	Years ended December 31,
	2011	2010	2009
Electric revenues:
SDG&E	$2,830	$2,535	$2,426
Sempra South American Utilities	1,009	―	―
Eliminations and adjustments	(6)	(7)	(7)
Total	3,833	2,528	2,419
Natural gas revenues:
SoCalGas	3,816	3,822	3,355
SDG&E	543	514	490
Sempra Mexico	91	94	89
Sempra Natural Gas	93	106	112
Eliminations and adjustments	(54)	(45)	(44)
Total	4,489	4,491	4,002
Total utilities revenues	$8,322	$7,019	$6,421
Cost of natural gas:
SoCalGas	$1,568	$1,699	$1,343
SDG&E	226	217	206
Sempra Mexico	63	67	61
Sempra Natural Gas	27	44	54
Eliminations and adjustments	(18)	(15)	(19)
Total	$1,866	$2,012	$1,645
Cost of electric fuel and purchased power:
SDG&E	$715	$637	$672
Sempra South American Utilities	682	―	―
Total	$1,397	$637	$672

Sempra Energy Consolidated

Electric Revenues

In 2011, electric revenues increased by $1.3 billion (52%) to $3.8 billion and our cost of electric fuel and purchased power increased by $760 million (119%) to $1.4 billion. The increase in electric revenues included

▪	$1.0 billion from the consolidation of electric revenues of Chilquinta Energía and Luz del Sur acquired in April 2011; and

▪	$295 million at SDG&E, which we discuss below.

The increase in our cost of electric fuel and purchased power included:

▪	$682 million from the consolidation of Chilquinta Energía and Luz del Sur acquired in April 2011; and

▪	$78 million at SDG&E, which we discuss below.

In 2010, our electric revenues increased by $109 million (5%) to $2.5 billion and our cost of electric fuel and purchased power decreased by $35 million (5%) to $637 million. The increases were attributable to SDG&E, which we discuss below.

Natural Gas Revenues

Our natural gas revenues in 2011 were essentially unchanged when compared to 2010 at $4.5 billion, while the cost of natural gas sold decreased by $146 million (7%) to $1.9 billion.  Natural gas revenues in 2011 compared to 2010 were impacted by:

▪	$131 million decrease in cost of natural gas sold at SoCalGas, which was caused primarily by lower natural gas prices, partially offset by higher volumes sold;

▪	$13 million lower revenues at Sempra Natural Gas’ Mobile Gas utility; and

▪	$12 million lower regulatory awards in 2011 at SoCalGas; offset by

▪	$105 million higher recovery of California Utilities’ CPUC-authorized costs, which revenues are fully offset in operation and maintenance expenses; and

▪	$62 million higher authorized base margin at the California Utilities.

In 2010, our natural gas revenues increased by $489 million (12%) to $4.5 billion, and the cost of natural gas increased by $367 million (22%) to $2.0 billion. The increase in revenues was primarily due to:

▪	an increase in cost of natural gas, which was caused primarily by higher natural gas prices at the California Utilities;

▪	$58 million higher authorized base margin in accordance with the CPUC’s 2008 GRC decision;

▪	$47 million higher recovery of CPUC-authorized costs, which revenues are fully offset in operation and maintenance expenses; and

▪	$13 million higher regulatory awards in 2010 at SoCalGas.

In 2011 and 2010, natural gas revenues and related costs at Mobile Gas decreased primarily due to lower natural gas prices.

We discuss the changes in revenues and cost of natural gas individually for SDG&E and SoCalGas below.

SDG&E: Electric Revenues and Cost of Electric Fuel and Purchased Power

The table below shows electric revenues for SDG&E. Because the cost of electricity is substantially recovered in rates, changes in the cost are reflected in the changes in revenues.

SDG&E: ELECTRIC DISTRIBUTION AND TRANSMISSION 2009-2011
(Volumes in millions of kilowatt-hours, dollars in millions)
	2011		2010		2009
Customer class	Volumes	Revenue	Volumes	Revenue	Volumes	Revenue
Residential	7,374	$1,215	7,304	$1,039	7,536	$1,041
Commercial	6,736	1,000	6,738	884	7,061	890
Industrial	2,037	247	2,131	229	2,285	238
Direct access	3,265	148	3,202	124	3,119	106
Street and highway lighting	100	14	108	13	110	12
	19,512	2,624	19,483	2,289	20,111	2,287
Other revenues		117		108		137
Balancing accounts		89		138		2
Total(1)		$2,830		$2,535		$2,426
(1) Includes sales to affiliates of $6 million in 2011, and $7 million in both 2010 and 2009.

In 2011, SDG&E’s electric revenues increased by $295 million (12%) to $2.8 billion, primarily due to:

▪	$81 million higher authorized base margin on electric generation and distribution, including $26 million due to the acquisition of the Desert Star generation facility on October 1, 2011;

▪	$78 million increase in the cost of electric fuel and purchased power due to higher prices;

▪	$57 million higher revenues associated with incremental wildfire insurance premiums;

▪	$29 million higher recoverable expenses that are fully offset in operation and maintenance expenses;

▪	$9 million higher authorized transmission margin; and

▪	$7 million higher regulatory awards.

In 2010, electric revenues increased by $109 million (4%) at SDG&E to $2.5 billion primarily due to:

▪	$57 million higher authorized base margin on electric generation and distribution;

▪
$28 million increase due to tolling payments and natural gas supply costs in 2010 associated with the power generated by Otay Mesa VIE in excess of purchased power costs in 2009 for the equivalent amount of power;

▪	$28 million from the recovery of a portion of the incremental wildfire insurance premiums for the policy year July 2009 through June 2010; and

▪	$18 million higher authorized transmission margin; offset by

▪	$31 million lower recoverable expenses that are fully offset in operation and maintenance expenses; and

▪	$3 million decrease in the cost of electric fuel and purchased power excluding Otay Mesa VIE.

SDG&E’s cost of electric fuel and purchased power decreased by $35 million (5%) to $637 million for 2010. This decrease was primarily due to a $32 million decrease in the cost of power purchased from third-party generators as a result of the start up of new power generation at Otay Mesa VIE, which commenced commercial operations in the fourth quarter of 2009, along with a $3 million decrease in other fuel and purchased power costs. Associated with this decrease, SDG&E’s operating costs increased by $32 million from Otay Mesa VIE’s operations.

We do not include in the Consolidated Statements of Operations the commodity costs (and the revenues to recover those costs) associated with long-term contracts that are allocated to SDG&E by the California DWR. However, we do include the associated volumes and distribution revenues in the table above. We provide further discussion of these contracts in Notes 1 and 14 of the Notes to Consolidated Financial Statements.

SDG&E and SoCalGas: Natural Gas Revenues and Cost of Natural Gas

The following tables show natural gas revenues for SDG&E and SoCalGas. Because the cost of natural gas is recovered in rates, changes in the cost are reflected in the changes in revenues. In addition to the change in market prices, natural gas revenues recorded during a period are impacted by the difference between customer billings and recorded or CPUC-authorized costs.  These differences are required to be balanced over time, resulting in over- and undercollected regulatory balancing accounts. We discuss balancing accounts and their effects further in Note 1 of the Notes to Consolidated Financial Statements.

SDG&E: NATURAL GAS SALES AND TRANSPORTATION 2009-2011
(Volumes in billion cubic feet, dollars in millions)

	Natural Gas Sales		Transportation			Total
Customer class	Volumes	Revenue	Volumes	Revenue		Volumes	Revenue
2011:
Residential	32	$341	―		$1	32	$342
Commercial and industrial	15	103	8		10	23	113
Electric generation plants	―	―	25		8	25	8
	47	$444	33		$19	80	463
Other revenues							36
Balancing accounts							44
Total(1)							$543
2010:
Residential	31	$340	―	$	―	31	$340
Commercial and industrial	14	106	8		12	22	118
Electric generation plants	―	―	28		7	28	7
	45	$446	36		$19	81	465
Other revenues							36
Balancing accounts							13
Total(1)							$514
2009:
Residential	30	$304	―	$	―	30	$304
Commercial and industrial	15	100	7		10	22	110
Electric generation plants	―	―	65		19	65	19
	45	$404	72		$29	117	433
Other revenues							33
Balancing accounts							24
Total(1)							$490
(1) Includes sales to affiliates of $1 million in each of 2011, 2010 and 2009.

SDG&E’s natural gas revenues increased by $29 million (6%) to $543 million in 2011 and the cost of natural gas sold increased by $9 million (4%) to $226 million. The increase in revenues was primarily due to:

▪	$9 million higher recovery of CPUC-authorized costs, which revenues are fully offset in operation and maintenance expenses;

▪	an increase in cost of natural gas, which was caused primarily by higher volumes sold and higher natural gas prices, as we discuss below; and

▪	$8 million higher authorized base margin.

In 2010, SDG&E’s natural gas revenues increased by $24 million (5%) to $514 million, and the cost of natural gas increased by $11 million (5%) to $217 million. The increase in revenues was primarily due to:

▪	$15 million higher recovery of CPUC-authorized costs, which revenues are fully offset in operation and maintenance expenses;

▪	the increase in cost of natural gas, which was caused primarily by higher natural gas prices, as we discuss below; and

▪	$6 million higher authorized base margin.

The average cost of natural gas was $4.83 per thousand cubic feet (Mcf) for 2011, $4.79 per Mcf for 2010 and $4.61 per Mcf for 2009. In 2011, the 1-percent increase of $0.04 per Mcf resulted in higher revenues and cost of $2 million compared to 2010. In 2010, the 4-percent increase of $0.18 per Mcf resulted in higher revenues and cost of $8 million compared to 2009.

SOCALGAS: NATURAL GAS SALES AND TRANSPORTATION 2009-2011
(Volumes in billion cubic feet, dollars in millions)

	Natural Gas Sales		Transportation		Total
Customer class	Volumes	Revenue	Volumes	Revenue	Volumes	Revenue
2011:
Residential	253	$2,358	1	$4	254	$2,362
Commercial and industrial	103	759	272	219	375	978
Electric generation plants	―	―	166	42	166	42
Wholesale	―	―	148	19	148	19
	356	$3,117	587	$284	943	3,401
Other revenues						99
Balancing accounts						316
Total(1)						$3,816
2010:
Residential	245	$2,302	1	$4	246	$2,306
Commercial and industrial	102	763	268	228	370	991
Electric generation plants	―	―	187	44	187	44
Wholesale	―	―	149	15	149	15
	347	$3,065	605	$291	952	3,356
Other revenues						92
Balancing accounts						374
Total(1)						$3,822
2009:
Residential	234	$2,032	1	$3	235	$2,035
Commercial and industrial	101	674	264	219	365	893
Electric generation plants	―	―	200	48	200	48
Wholesale	―	―	141	13	141	13
	335	$2,706	606	$283	941	2,989
Other revenues						105
Balancing accounts						261
Total(1)						$3,355
(1) Includes sales to affiliates of $53 million in 2011, $44 million in 2010, and $43 million in 2009.

SoCalGas’ natural gas revenues in 2011 were essentially unchanged when compared to 2010 at $3.8 billion, while the cost of natural gas sold decreased by $131 million (8%) to $1.6 billion in 2011 compared to 2010.  Natural gas revenues in 2011 compared to 2010 were impacted by:

▪	the decrease in cost of natural gas sold, which was caused primarily by lower natural gas prices, as we discuss below, offset by higher volumes sold; and

▪	$12 million lower regulatory awards in 2011; offset by

▪	$96 million higher recovery of CPUC-authorized costs, which revenues are fully offset in operation and maintenance expenses; and

▪	$54 million higher authorized base margin.

In 2010, SoCalGas’ natural gas revenues increased by $467 million (14%) to $3.8 billion, and the cost of natural gas increased by $356 million (27%) to $1.7 billion. The increase in revenues in 2010 was primarily due to:

▪	the increase in cost of natural gas, which was caused primarily by higher natural gas prices, as we discuss below, and higher volumes due to colder weather in late 2010;

▪	$52 million higher authorized base margin;

▪	$32 million higher recovery of CPUC-authorized costs, which revenues are fully offset in operation and maintenance expenses; and

▪	$13 million higher regulatory awards in 2010.

The average cost of natural gas was $4.41 per Mcf for 2011, $4.90 per Mcf for 2010, and $4.00 per Mcf for 2009. In 2011, the 10-percent decrease of $0.49 per Mcf resulted in lower revenues and cost of $175 million compared to 2010. In 2010, the 23-percent increase of $0.90 per Mcf resulted in higher revenues and cost of $310 million compared to 2009.

Other Utilities: Revenues and Cost of Sales

Revenues generated by Chilquinta Energía and Luz del Sur are based on tariffs that are set by government agencies in their respective countries based on an efficient model distribution company defined by those agencies. The basis for the tariffs do not meet the requirement necessary for treatment under applicable accounting principles generally accepted in the United States of America (GAAP) for regulatory accounting. We discuss revenue recognition further for Chilquinta Energía and Luz del Sur in Note 1 of the Notes to Consolidated Financial Statements.

Operations of Mobile Gas and Ecogas qualify for regulatory accounting treatment under applicable GAAP, similar to the California Utilities.

The table below summarizes natural gas and electric revenue for our utilities outside of California:

OTHER UTILITIES: NATURAL GAS AND ELECTRIC REVENUE 2009-2011
(Dollars in millions)
	2011		2010			2009
	Volumes	Revenue	Volumes	Revenue		Volumes	Revenue
Natural Gas Sales (billion cubic feet):
Sempra Natural Gas - Mobile Gas	40	$93	37		$106	32		$112
Sempra Mexico - Ecogas	22	91	21		94	19		89
Total	62	$184	58		$200	51		$201

Electric Sales (million kilowatt hours)(1):
Sempra South American Utilities:
Luz del Sur	4,715	$487	―	$	―	―	$	―
Chilquinta Energía	1,859	481	―		―	―		―
	6,574	968	―		―	―		―
Other service revenues		41			―			―
Total		$1,009		$	―		$	―
(1) Luz del Sur and Chilquinta Energía were accounted for under the equity method until April 6, 2011, when they became consolidated entities upon our acquisition of additional ownership interests.

Electric revenues and cost of electric fuel and purchased power at our other utilities increased in 2011 due to the consolidation of Chilquinta Energía and Luz del Sur in April 2011.

Energy-Related Businesses: Revenues and Cost of Sales

The table below shows revenues and cost of sales for our energy-related businesses.

ENERGY-RELATED BUSINESSES: REVENUES AND COST OF SALES 2009-2011
(Dollars in millions)
	Years ended December 31,
	2011		2010			2009
REVENUES
Sempra South American Utilities	$71	4%		$1	― %		$1	― %
Sempra Mexico	643	38		731	37		663	39
Sempra Renewables	22	1		9	―		4	―
Sempra Natural Gas	1,539	90		1,903	96		1,482	88
Intersegment revenues, adjustments
and eliminations(1)	(561)	(33)		(660)	(33)		(465)	(27)
Total revenues	$1,714	100%		$1,984	100%		$1,685	100%
COST OF SALES(2)
Sempra Mexico	$276	37%		$399	38%		$290	33%
Sempra Natural Gas	1,034	139		1,308	125		1,043	121
Adjustments and eliminations(1)	(564)	(76)		(661)	(63)		(469)	(54)
Total cost of natural gas, electric fuel
and purchased power	$746	100%		$1,046	100%		$864	100%
Sempra South American Utilities	$45	33%	$	―	― %	$	―	― %
Sempra Mexico	4	3		3	3		3	4
Sempra Natural Gas	89	65		86	98		75	97
Adjustments and eliminations(1)	(1)	(1)		(1)	(1)		(1)	(1)
Total other cost of sales	$137	100%		$88	100%		$77	100%
(1)		Includes eliminations of intercompany activity.
(2)		Excludes depreciation and amortization, which are shown separately on the Consolidated Statements of Operations.

Revenues from our energy-related businesses decreased by $270 million (14%) to $1.7 billion in 2011 compared to 2010. The decrease included

▪
$364 million at Sempra Natural Gas primarily due to decreased power sales primarily from the end of the DWR contract as of September 30, 2011, and less favorable pricing. The decrease was also due to lower natural gas revenues from its LNG operations; and

▪	$88 million at Sempra Mexico primarily due to lower volumes of natural gas sold, partially offset by increased revenues from gas power plant operations; offset by

▪	$70 million increase at Sempra South American Utilities primarily from its consolidation of revenues of Tecnored and Tecsur, two energy-services companies we acquired in April 2011; and

▪	$99 million decreased intercompany activity, which is eliminated in consolidation.

The cost of natural gas, electric fuel and purchased power from our energy-related businesses decreased by $300 million (29%) to $746 million in 2011 compared to 2010. The decrease was primarily driven by the lower revenues at Sempra Natural Gas and Sempra Mexico, offset by decreased intercompany activity.

In 2010, revenues from our energy-related businesses increased by $299 million (18%) to $2.0 billion. The increase included

▪	$421 million higher revenues at Sempra Natural Gas, primarily due to increased LNG marketing operations and the start up of operations at its Cameron LNG terminal; and

▪
$68 million higher revenues at Sempra Mexico, including $94 million from higher volumes of natural gas sold and higher revenues at the Energía Costa Azul terminal primarily due to a full year of operations of the nitrogen-injection facility, offset by a $22 million decrease primarily due to down time at our Mexicali power plant related to scheduled maintenance and earthquake damage in 2010; offset by

▪	$195 million increased intercompany activity, which is eliminated in consolidation.

Cost of natural gas, electric fuel and purchased power from our energy-related businesses increased by $182 million (21%) to $1.0 billion in 2010. The increase over 2009 was primarily associated with the higher revenues at Sempra Natural Gas and Sempra Mexico, offset by increased intercompany activity.

In 2011, other cost of sales from our energy-related businesses increased by $49 million (56%) to $137 million primarily due to $45 million from the consolidation of Tecnored and Tecsur starting in April 2011.

Compared to 2009, our other cost of sales increased by $11 million (14%) to $88 million in 2010.

Operation and Maintenance (including Litigation Expense)

In the table below, we provide a breakdown of our operation and maintenance expenses by segment.

OPERATION AND MAINTENANCE(1) 2009-2011
(Dollars in millions)
	Years ended December 31,
	2011		2010		2009
California Utilities:
SDG&E	$1,072	38%	$987	37%	$960	39%
SoCalGas	1,305	46	1,174	44	1,138	46
Sempra International:
Sempra South American Utilities	132	5	7	―	4	―
Sempra Mexico	96	3	110	4	98	4
Sempra U.S. Gas & Power:
Sempra Renewables	17	1	16	1	15	1
Sempra Natural Gas	169	6	320	12	168	7
Parent and other(2)	34	1	54	2	88	3
Total operation and maintenance	$2,825	100%	$2,668	100%	$2,471	100%
(1)		Includes Litigation Expense and Other Operation and Maintenance for Sempra Energy Consolidated.
(2)		Includes intercompany eliminations recorded in consolidation.

Sempra Energy Consolidated

Our other operation and maintenance expenses increased by $157 million (6%) to $2.8 billion in 2011 primarily due to:

▪	higher operation and maintenance expenses at the California Utilities, as we discuss below; and

▪	$125 million at Sempra South American Utilities, including $106 million from the consolidation of expenses of entities in Chile and Peru in 2011; offset by

▪
$151 million lower operation and maintenance expenses at Sempra Natural Gas, including $145 million litigation expense in 2010 related to an agreement to settle certain energy crisis litigation, major scheduled plant maintenance in 2010 at the Mesquite power plant, and from the sale of El Dorado as of October 1, 2011; and

▪
$20 million lower operation and maintenance expenses at Parent and Other, which included $9 million litigation expense in 2010 related to an agreement to settle certain energy crisis litigation and lower other operation and maintenance expenses associated with our former commodities-marketing businesses, including transaction costs in 2010 related to the sales within RBS Sempra Commodities.

The $197 million (8%) increase in our operation and maintenance expenses in 2010 compared to 2009 included

▪	$152 million from Sempra Natural Gas, primarily due to $145 million of litigation expense in 2010 related to an agreement to settle certain energy crisis litigation; and

▪	higher operation and maintenance expenses at the California Utilities, as we discuss below; offset by

▪
$34 million lower operation and maintenance expenses at Parent and Other, primarily due to a reorganization in early 2010 that eliminated some central functions and moved other functions to the operating units. This resulted in a reduction in general and administrative costs and also moved costs previously recognized by Parent and Other to the operating units. The decrease was offset by higher operation and maintenance expenses at our former commodities-marketing businesses, including transaction costs related to the sales within RBS Sempra Commodities and $9 million litigation expense in 2010.

SDG&E

SDG&E’s operation and maintenance expenses increased by $85 million (9%) to $1.1 billion in 2011 primarily due to:

▪	$46 million higher other operational and maintenance costs, including a $15 million increase in liability insurance premiums for wildfire coverage; and

▪	$38 million higher recoverable expenses, primarily from expenses associated with customer distributed generation incentive programs and transmission expenses.

In 2010, SDG&E’s operation and maintenance expenses increased by $27 million (3%) compared to 2009 primarily due to:

▪	$19 million higher other operational and maintenance costs, including:

•	$29 million higher liability insurance premiums for wildfire coverage and

•	$13 million at Otay Mesa VIE, offset by

•	$15 million from the unfavorable resolution of a regulatory matter in 2009; and

▪	$23 million net unfavorable impact from an increase in litigation reserves in 2010 compared to the favorable resolution of litigation in 2009; offset by

▪	$16 million lower recoverable expenses.

SoCalGas

SoCalGas’ operation and maintenance expenses increased by $131 million (11%) to $1.3 billion in 2011 primarily due to:

▪	$96 million higher recoverable expenses, primarily from expenses associated with energy efficiency and employee benefit programs;

▪	$20 million higher other operational and maintenance costs; and

▪	$5 million litigation expense in 2011 compared to a $10 million favorable impact from the resolution of a litigation matter in 2010.

In 2010, SoCalGas’ operation and maintenance expenses increased by $36 million (3%) compared to 2009 due to:

▪	$32 million higher recoverable expenses, primarily from expenses associated with energy efficiency programs; and

▪	$17 million higher other operational and maintenance costs; offset by

▪	$13 million net favorable impact from a favorable resolution of litigation reserves in 2010 compared to litigation expense in 2009.

Depreciation and Amortization

Sempra Energy Consolidated

Our depreciation and amortization expense was

▪	$976 million in 2011

▪	$866 million in 2010

▪	$775 million in 2009

The increase in 2011 included

▪	$41 million at SDG&E, primarily from higher electric plant depreciation;

▪	$40 million from the consolidation of entities in Chile and Peru in 2011; and

▪	$22 million at SoCalGas from an increase in net utility plant base.

The increase in 2010 compared to 2009 included

▪	$52 million at SDG&E, primarily from higher electric plant depreciation, including a full year of operations at Otay Mesa VIE;

▪	$16 million at SoCalGas from an increase in net utility plant base; and

▪	$12 million at Sempra Natural Gas due to the start up of the Cameron LNG terminal in the second half of 2009.

Write-off of Long-lived Assets

In 2009, we recorded a $132 million write-off related to certain assets at one of Sempra Natural Gas’ Liberty natural gas storage projects. Sempra Energy’s after-tax share of this write-off was $64 million. We discuss the write-off of the assets in Note 1 of the Notes to Consolidated Financial Statements.

Equity Earnings (Losses), Before Income Tax

Sempra Energy Consolidated

Earnings (losses) from our investment in RBS Sempra Commodities, which was formed in April 2008, were

▪	$(24) million in 2011

▪	$(314) million in 2010

▪	$463 million in 2009

We and RBS, our partner in the joint venture, sold substantially all of the partnership’s businesses and assets in four separate transactions completed in July, November and December of 2010 and February of 2011. Results for 2011 include a $16 million pretax write-down of our investment in RBS Sempra Commodities.

Equity earnings from our investment in RBS Sempra Commodities were adversely impacted by several factors in 2010, as we discuss in “Segment Results—Parent and Other.” Results for 2010 include a $305 million pretax write-down of our investment in RBS Sempra Commodities. This amount includes a $480 million loss related to the U.S. portion of our investment, partially offset by a $175 million gain on the non-U.S. portion. We discuss the write-down and additional information about the determination and allocation of this investment’s earnings in Note 4 of the Notes to Consolidated Financial Statements.

Equity earnings, before income tax, from our other equity method investments were

▪	$33 million in 2011

▪	$22 million in 2010

▪	$36 million in 2009

The increase in equity earnings, before income tax, in 2011 was primarily due to:

▪	$13 million of losses in 2010 from Sempra Natural Gas’ investment in Elk Hills, including a $10 million loss on the sale of the investment in December 2010; and

▪	$5 million decreased losses from our investments in housing partnerships; offset by

▪	$6 million of equity losses in 2011 from energy projects at Sempra Renewables compared to $1 million of equity earnings in 2010.

In 2010, the decrease in our equity earnings before income taxes from other equity method investments was primarily due to the loss on the sale of Elk Hills in 2010. We provide further details about our investment in RBS Sempra Commodities and other equity method investments in Note 4 of the Notes to Consolidated Financial Statements.

Remeasurement of Equity Method Investments

In the second quarter of 2011, we recorded a $277 million non-taxable gain from the remeasurement of our equity method investments in Chilquinta Energía in Chile and Luz del Sur in Peru.  We provide additional discussion related to this gain below in “Income Taxes” and in Note 3 of the Notes to Consolidated Financial Statements.

Other Income, Net

Sempra Energy Consolidated

Other income, net, was

▪	$130 million in 2011

▪	$140 million in 2010

▪	$149 million in 2009

We include here the allowance for equity funds used during construction (AFUDC) at the California Utilities, interest on regulatory balancing accounts, gains and losses from our investments and interest rate swaps, and other sundry amounts.

Other income, net, decreased by $10 million (7%) in 2011 primarily due to:

▪	proceeds of $48 million from a legal settlement at Sempra South American Utilities in 2010; offset by

▪	$37 million increase in equity-related AFUDC in 2011 attributable to SDG&E primarily associated with the construction of the Sunrise Powerlink electric transmission line; and

▪
$10 million lower losses on interest rate and foreign exchange instruments, including $34 million of losses on interest rate instruments in 2010 related to Otay Mesa VIE (discussed below), offset by a $15 million Mexican peso exchange loss in 2011 (discussed in “Income Taxes – Mexican Currency Exchange Rate and Inflation Impact on Income Taxes and Related Economic Hedging Activity” below) and a $10 million gain recognized on an interest rate instrument in 2010 at Parent and Other.

The decrease in other income, net, in 2010 compared to 2009 was primarily due to:

▪	$34 million in losses on interest rate instruments in 2010 at Otay Mesa VIE compared to $27 million in gains in 2009; and

▪	a $20 million decrease in gains from investment activity related to our executive retirement and deferred compensation plans in 2010; offset by

▪	proceeds of $48 million from a legal settlement in 2010 at Sempra South American Utilities;

▪	$18 million increase in AFUDC, including $14 million at SDG&E primarily due to construction on the Sunrise Powerlink project; and

▪	a $10 million gain recognized on an interest rate instrument in 2010 at Parent and Other.

SDG&E

Other income, net, was

▪	$79 million in 2011

▪	$10 million in 2010

▪	$64 million in 2009

Other income, net, increased by $69 million in 2011 primarily due to:

▪	$37 million increase in AFUDC primarily due to construction on the Sunrise Powerlink project; and

▪	$34 million of losses on interest rate instruments at Otay Mesa VIE in 2010. Otay Mesa VIE’s interest rate instrument’s activity was designated as a cash flow hedge as of April 1, 2011.

The decrease in other income, net, in 2010 compared to 2009 was primarily due to:

▪	$34 million in losses on interest rate instruments in 2010 at Otay Mesa VIE compared to $27 million in gains in 2009; offset by

▪	$14 million increase in AFUDC primarily due to construction on the Sunrise Powerlink project.

We provide further details of the components of other income, net, in Note 1 of the Notes to Consolidated Financial Statements.

Interest Expense

The table below shows the interest expense for Sempra Energy Consolidated, SDG&E and SoCalGas.

INTEREST EXPENSE 2009-2011
(Dollars in millions)
	Years ended December 31,
	2011	2010	2009
Sempra Energy Consolidated	$465	$436	$367
SDG&E	142	136	104
SoCalGas	69	66	68

Sempra Energy Consolidated

In 2011, our interest expense increased by $29 million (7%) primarily due to:

▪	$26 million at Sempra South American Utilities, primarily from the consolidation of Chile and Peru in April 2011;

▪
$15 million lower capitalized interest at Sempra Natural Gas in 2011 primarily due to natural gas storage caverns at Bay Gas Storage, LLC (Bay Gas) and Mississippi Hub, LLC (Mississippi Hub) going into service; and

▪	$6 million at SDG&E, which we discuss below; offset by

▪	$6 million lower interest expense related to energy crisis litigation reserves at Parent and Other; and

▪	$4 million higher capitalized interest associated with energy projects at Sempra Renewables.

Our interest expense increased by $69 million (19%) in 2010 compared to 2009 due to:

▪	$80 million higher interest expense, primarily from long-term debt issued in 2009 and 2010 at Parent and Other and SDG&E;

▪	$28 million lower capitalized interest, primarily at Sempra Natural Gas due to completion of construction projects; and

▪	$14 million in interest expense at Otay Mesa VIE in 2010; offset by

▪	$30 million lower interest expense from maturities of debt at Parent and Other; and

▪
$16 million lower short-term debt interest expense, primarily from lower average commercial paper borrowings and interest rates, and reduced interest expense related to energy crisis litigation reserves at Parent and Other.

SDG&E

Interest expense for SDG&E increased by $6 million (4%) in 2011 primarily due to issuances of long-term debt in 2011 and 2010, partially offset by higher AFUDC related to debt.

SDG&E’s interest expense increased by $32 million (31%) in 2010 compared to 2009, primarily from long-term debt issued in 2009 and 2010, and from interest expense at Otay Mesa VIE in 2010.

Income Taxes

The table below shows the income tax expense and effective income tax rates for Sempra Energy, SDG&E and SoCalGas.

INCOME TAX EXPENSE AND EFFECTIVE INCOME TAX RATES 2009-2011
(Dollars in millions)
	Years ended December 31,
	2011		2010		2009
	Income Tax	Effective Income	Income Tax	Effective Income	Income Tax	Effective Income
	Expense	Tax Rate	Expense	Tax Rate	Expense	Tax Rate
Sempra Energy Consolidated	$394	23%	$133	17%	$422	29%
SDG&E	237	34	173	33	177	32
SoCalGas	143	33	176	38	144	34

Sempra Energy Consolidated

Sempra Energy’s income tax expense increased in 2011 due to both higher pretax income and a higher effective income tax rate. Nonrecurring events in both 2011 and 2010, related to our acquisitions in South America and the sale transactions within RBS Sempra Commodities, respectively, significantly impacted both the pretax income and the effective rate in both years. The higher rate in 2011 compared to 2010, including these impacts and others, was primarily due to:

▪	a lower percentage of pretax income in 2011 compared to 2010 in countries with lower statutory rates. The activity in each year related primarily to:

▪	in 2011, a $277 million non-taxable gain related to the remeasurement of our equity method investments in South America, as we discuss in Note 3 of the Notes to Consolidated Financial Statements

▪	in 2010, activity related to RBS Sempra Commodities, including a large non-taxable gain related to our share of the RBS Sempra Commodities sale to J.P. Morgan Ventures, as we discuss below

▪	a lower favorable impact of renewable energy income tax credits and deferred income tax benefits related to renewable energy projects in 2011 compared to 2010;

▪	favorable adjustments in 2010 related to prior years’ income tax issues;

▪	higher state income taxes; and

▪	lower favorable impact from deductions for self-developed software costs at the California Utilities; offset by

▪	tax benefit in 2011 versus tax expense in 2010 due to Mexican currency translation and inflation adjustments;

▪	higher book depreciation over income tax depreciation related to a certain portion of utility plant fixed assets;

▪
a $16 million write-down in 2010 of the deferred tax assets related to other postretirement benefits, as a result of a change in U.S. tax law that eliminates a future deduction, starting in 2013, for retiree healthcare funded by the Medicare Part D subsidy; and

▪	the impact of Otay Mesa VIE, as we discuss below.

As noted above, the effective income tax rate in 2010 was low primarily due to the following related to RBS Sempra Commodities:

▪	approximately $150 million of a total $175 million non-U.S. gain on sale of the businesses and assets within the joint venture was non-taxable; and

▪
approximately $40 million non-U.S. earnings from the operations of the joint venture and approximately $25 million of the non-U.S. gain on sale of the businesses and assets within the joint venture were net of income tax paid by the partnership.

Sempra Energy’s income tax expense and effective income tax rate decreased in 2010 compared to 2009, primarily due to lower pretax income and the impact on the rate of the 2010 activity related to RBS Sempra Commodities discussed above. The lower rate was also due to:

▪	higher favorable impact of renewable energy income tax credits and deferred income tax benefits related to renewable energy projects in 2010 compared to 2009;

▪	higher exclusions from taxable income of the equity portion of AFUDC; and

▪	higher favorable adjustments related to prior years’ income tax issues; offset by

▪
a $16 million write-down of the deferred tax assets related to other postretirement benefits, as a result of a change in U.S. tax law that eliminates a future deduction, starting in 2013, for retiree healthcare funded by the Medicare Part D subsidy;

▪	higher impact from tax expense in 2010 due to Mexican currency translation and inflation adjustments;

▪	the impact of Otay Mesa VIE, as we discuss below;

▪	$11 million state income tax expense related to our exit from the RBS Sempra Commodities business; and

▪	higher book depreciation over income tax depreciation related to a certain portion of utility plant fixed assets.

Under the deferral method of accounting for ITC, a deferred income tax benefit, on day one, is reflected in income tax expense by recording a deferred tax asset when renewable energy assets are placed in service. This deferred tax asset results from the day-one difference in the income tax basis and financial statement basis of the renewable energy assets, referred to as the “day-one basis difference.” The financial statement basis of the assets is reduced by 100 percent of the ITC; U.S. federal income tax basis is reduced by only 50 percent; and state income tax basis is reduced not at all for ITC.

The results for Sempra Energy Consolidated and SDG&E include Otay Mesa VIE, which is consolidated, and therefore, Sempra Energy Consolidated’s and SDG&E’s effective income tax rates are impacted by the VIE’s stand-alone effective income tax rate. This impact caused Sempra Energy Consolidated’s rate to increase (decrease) by the following percentage points: 0 in 2011, 1 in 2010 and (1) in 2009, and caused SDG&E’s rate to increase (decrease) by the following percentage points: (1) in 2011, 1 in 2010 and (2) in 2009.

We report as part of our pretax results the income or loss attributable to noncontrolling interests. However, we do not record income taxes for this income or loss, as our entities with noncontrolling interests are currently treated as partnerships for income tax purposes and thus we are only liable for income taxes on the portion of the earnings that are allocated to us. As our entities with noncontrolling interests grow, and as we may continue to invest in such entities, the impact on our effective income tax rate may become more significant.

In 2009, Sempra Energy recorded an income tax benefit of $35 million from the write-off of assets at Liberty, which we discuss in Note 1 of the Notes to Consolidated Financial Statements. This tax benefit was due to a non-recurring event in 2009.

In 2012, we anticipate that our effective tax rate will increase from 23% to approximately 29% primarily as a result of lower non-U.S. earnings taxed at lower statutory income tax rates. In the years 2013 through 2016, we are currently projecting that our effective income tax rate will be approximately 30% to 32%. This increase in effective income tax rates is primarily due to: projected increases in pretax income; decreases in favorable tax deductions for self-developed software costs; increases in the amount by which book depreciation exceeds normalized tax depreciation; and lower exclusions from income for the equity portion of AFUDC. These projected effective tax rates do not include any impact from a possible repatriation of future earnings from our Mexican and Peruvian subsidiaries. If we were to repatriate future foreign earnings, as we discuss below, the rates would increase accordingly.

SDG&E

SDG&E’s income tax expense increased in 2011, primarily due to higher pretax book income and a higher effective tax rate. The higher rate in 2011 compared to 2010 was primarily due to:

▪	favorable adjustments in 2010 related to prior years’ income tax issues; offset by

▪	higher exclusions from taxable income of the equity portion of AFUDC;

▪	the impact of Otay Mesa VIE, as we discuss above;

▪	higher deductions for self-developed software costs;

▪	lower impact from higher book depreciation over income tax depreciation related to a certain portion of utility plant fixed assets; and

▪	a $3 million write-down in 2010 of the deferred tax assets related to other postretirement benefits as a result of a change in U.S. tax law, as we discuss above.

SDG&E’s income tax expense decreased in 2010 compared to 2009 primarily from lower pretax income, partially offset by a higher effective income tax rate resulting primarily from:

▪	the impact of Otay Mesa VIE, as we discuss above;

▪	a $3 million write-down of the deferred tax assets related to other postretirement benefits as a result of a change in U.S. tax law, as we discuss above; and

▪	higher book depreciation over income tax depreciation related to a certain portion of utility plant fixed assets; offset by

▪	higher exclusions from taxable income of the equity portion of AFUDC; and

▪	higher favorable adjustments related to prior years’ income tax issues.

In 2012, we anticipate that SDG&E’s effective income tax rate will increase from 34% to approximately 36%, due to a projected rise in pretax income, combined with a decrease in favorable income tax deductions for self-developed software costs (due to completion of SDG&E’s advanced meter project) and lower exclusions from income for the equity portion of AFUDC (due to the projected completion of construction on the Sunrise Powerlink electric transmission line). In the years 2013 through 2016, we are currently projecting that SDG&E’s effective income tax rate will be approximately 37%, due to projected increases in pretax income.

SoCalGas

SoCalGas’ income tax expense decreased in 2011, primarily due to lower pretax book income and a lower effective tax rate. The lower rate in 2011 compared to 2010 was primarily due to:

▪	a $13 million write-down in 2010 of the deferred tax assets related to other postretirement benefits as a result of a change in U.S. tax law, as we discuss above;

▪	higher deductions for self-developed software costs; and

▪	higher exclusions from taxable income of the equity portion of AFUDC; offset by

▪	higher book depreciation over income tax depreciation related to a certain portion of utility plant fixed assets.

Income tax expense increased in 2010 at SoCalGas primarily due to higher pretax income, as well as a higher effective income tax rate primarily due to a $13 million write-down of the deferred tax assets related to other postretirement benefits as a result of a change in U.S. tax law, as we discuss above.

In 2012, we anticipate that SoCalGas’ effective income tax rate will increase from 33% to approximately 37%, due to a projected rise in pretax income, combined with a decrease in favorable income tax deductions for self-developed software costs, and an increase in the amount by which book depreciation exceeds normalized tax depreciation. In the years 2013 through 2016, we are currently projecting that SoCalGas’ effective income tax rate will be approximately 40% to 42%, primarily due to projected increases in pretax income, combined with decreases in favorable income tax deductions for self-developed software costs, and an increase in the amount by which book depreciation exceeds normalized tax depreciation.

In the variance discussions above, the following items are subject to flow-through treatment:

▪	the equity portion of AFUDC

▪	self-developed software costs

▪	depreciation on a certain portion of utility plant assets

We discuss the impact of items subject to flow-through treatment on our effective income tax rates in Note 7 of the Notes to Consolidated Financial Statements.

In December 2010, the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 (2010 Tax Act) was signed into law.  The 2010 Tax Act included the extension of bonus depreciation for U.S. federal income tax purposes for years 2010 through 2012 and an increase in the rate of bonus depreciation from 50 percent to 100 percent. This increased rate only applies to certain investments made after September 8, 2010 through December 31, 2012. Self-constructed property, where the construction period exceeds one year, construction starts between December 31, 2007 and January 1, 2013, and the property is placed in service by December 31, 2013, will qualify for bonus depreciation in 2013 at either the original or increased rate.

Due to the extension of bonus depreciation, Sempra Energy has generated a large U.S. federal net operating loss (NOL) in 2011 and is currently projecting a large U.S. federal NOL in 2012. We currently project the total NOL will not be fully utilized until 2016.  Because of these projected NOLs, and the carryforward of U.S. federal income tax credits discussed below, Sempra Energy expects no U.S. federal income tax payments in years 2012 through 2015.  However, because bonus depreciation only creates a temporary difference, versus a permanent difference, between Sempra Energy’s U.S. federal income tax return and its U.S. GAAP financial statements, it does not impact Sempra Energy’s effective income tax rate. We expect larger U.S. federal income tax payments in the future as these temporary differences reverse.

Bonus depreciation, in addition to impacting Sempra Energy’s U.S. federal income tax payments, will also have a temporary impact on Sempra Energy’s ability to utilize its U.S. federal income tax credits, which primarily are investment tax credits and production tax credits generated by Sempra Energy’s current and future renewable energy investments.  However, based on current projections, Sempra Energy does not expect, based on more-likely-than-not criteria required under U.S. GAAP, any of these income tax credits to expire prior to the end of their 20-year carryforward period, as allowed under current U.S. federal income tax law. We also expect bonus depreciation to increase the deferred tax component of SDG&E’s and SoCalGas’ rate base, which reduces rate base.

We are currently considering the potential repatriation of future earnings beginning in 2013 from certain of our non-U.S. subsidiaries in Mexico and Peru. However, we expect to continue to indefinitely reinvest future earnings from our Chilean subsidiaries. Currently, all future repatriated earnings would be subject to U.S. income tax (with a credit for foreign income taxes) and future repatriations from Peru would be subject to local country withholding tax.  Because this potential repatriation would only be from future earnings, it does not change our current assertion, as we discuss in Note 7 of the Notes to Consolidated Financial Statements, that we intend to continue to indefinitely reinvest, for the foreseeable future, our cumulative undistributed non-U.S. earnings as of December 31, 2011. The forward-looking statements above on income tax matters do not include any impact from potential repatriation of future non-U.S. earnings.

Additionally, the 2010 Tax Act extended for years 2010 and 2011 the U.S. federal income tax law known as the look-through rule. This rule allows, under certain situations, for certain non-operating activity (e.g., dividend income, royalty income, interest income, rental income, etc.), of a greater than 50-percent owned non-U.S. subsidiary, to not be taxed under U.S. federal income tax law. If this rule is not extended beyond 2011, Sempra Energy’s effective income tax rate could potentially increase, over the amounts projected above, in subsequent years.

Mexican Currency Exchange Rate and Inflation Impact on Income Taxes and Related Economic Hedging Activity

Our Mexican subsidiaries have U.S. dollar denominated receivables and payables (monetary assets and liabilities) that give rise to Mexican currency exchange rate movements for Mexican income tax purposes. They also have deferred income tax assets and liabilities that are denominated in the Mexican peso, which must be translated to U.S. dollars for financial reporting purposes. In addition, monetary assets and liabilities are adjusted for Mexican inflation for Mexican income tax purposes.

The fluctuations in both the currency exchange rate for the Mexican peso against the U.S. dollar, with regard to Mexican monetary assets and liabilities, and Mexican inflation are subject to Mexican income tax and thus expose us to significant fluctuations in our income tax expense.  The income tax expense of Sempra Mexico is impacted by these factors. Parent and Other is also impacted due to a Mexican holding company. The impacts of these fluctuations may offset to some extent at the consolidated level.

For Sempra Energy Consolidated, the impacts in 2009-2011 related to the factors described above are as follows:

MEXICAN CURRENCY IMPACT ON INCOME TAXES AND RELATED ECONOMIC HEDGING ACTIVITY
(Dollars in millions)
	Years ended December 31,
	2011	2010	2009
Income tax benefit (expense) on currency exchange
rate movement of monetary assets and liabilities	$11	$(10)	$(12)
Translation of non-U.S. deferred income tax balances	11	(2)	4
Income tax expense on inflation	(4)	(7)	(8)
Total impact on income taxes	18	(19)	(16)
After-tax losses on Mexican peso exchange rate
instruments (included in Other Income, Net)	(9)	―	―
Net impacts on Sempra Energy Consolidated
Statements of Operations	$9	$(19)	$(16)

Equity Earnings, Net of Income Tax

Sempra Energy Consolidated

Equity earnings of unconsolidated subsidiaries, net of income tax, which are primarily earnings from Sempra South American Utilities’ and Sempra Mexico’s equity method investments, were

▪	$52 million in 2011

▪	$49 million in 2010

▪	$68 million in 2009

The increase in 2011 was primarily due to:

▪	a $44 million pretax write-down of Sempra South American Utilities’ investment in Argentina in 2010; and

▪	$10 million higher earnings at Sempra Mexico related to the joint-venture interest acquired from El Paso Corporation in April 2010; offset by

▪	$50 million lower earnings related to equity method investments in Chile and Peru, for entities that are now consolidated.

Equity earnings, net of income tax, decreased in 2010 compared to 2009 primarily due to:

▪	the $44 million pretax write-down in Argentina in 2010; offset by

▪	$19 million earnings at Sempra Mexico related to the joint-venture interest acquired from El Paso Corporation; and

▪	$13 million higher earnings from investments in Chile and Peru.

(Earnings) Losses Attributable to Noncontrolling Interests

Sempra Energy Consolidated

Earnings attributable to noncontrolling interests were $42 million in 2011 compared to losses of $16 million in 2010. The change was primarily due to:

▪	$19 million earnings attributable to noncontrolling interest in 2011 compared to losses of $16 million in 2010 at Otay Mesa VIE, which we discuss below; and

▪	$22 million earnings primarily from noncontrolling interests at Luz del Sur in 2011.

Losses attributable to noncontrolling interests increased by $9 million in 2010 compared to 2009 primarily due to:

▪	losses attributable to Otay Mesa VIE of $16 million in 2010 compared to earnings of $24 million in 2009, which we discuss below; offset by

▪	$33 million associated with the write-off of assets at Liberty in 2009.

SDG&E

Earnings attributable to noncontrolling interest, all related to Otay Mesa VIE, were $19 million in 2011 compared to losses of $16 million in 2010. The change was primarily due to $34 million of losses on interest rate instruments in 2010.

Losses attributable to noncontrolling interest were $16 million in 2010 compared to earnings of $24 million in 2009. The change was primarily due to:

▪	$34 million in losses on interest rate instruments in 2010 compared to $27 million in gains in 2009; and

▪	$14 million in interest expense in 2010; offset by

▪	$34 million increase in operating income in 2010.

Earnings

We summarize variations in overall earnings in “Overall Results of Operations of Sempra Energy and Factors Affecting the Results” above. We discuss variations in earnings by segment above in “Segment Results.”

TRANSACTIONS WITH AFFILIATES

We provide information about our related party transactions in Note 1 of the Notes to Consolidated Financial Statements.

BOOK VALUE PER SHARE

Sempra Energy’s book value per share on the last day of each year was

▪	$40.74 in 2011

▪	$37.39 in 2010

▪	$36.51 in 2009

The increases in 2011 and 2010 were primarily the result of comprehensive income exceeding dividends. The increase in 2010 was offset to a large extent by the reduction in common stock shares from a 2010 share repurchase program at an amount per share greater than book value. We discuss the share repurchase program in Note 13 of the Notes to Consolidated Financial Statements.

CAPITAL RESOURCES AND LIQUIDITY

OVERVIEW

We expect our cash flows from operations to fund a substantial portion of our capital expenditures and dividends.  In addition, we may meet our cash requirements through the issuance of short-term and long-term debt and the expected distributions from RBS Sempra Commodities related to proceeds from the transactions to sell certain businesses within the joint venture, as we discuss below.

Significant events in 2011 affecting capital resources, liquidity and cash flows were

▪	long-term debt issuances at Sempra Energy ($800 million) and SDG&E ($600 million)

▪	$623 million in distributions received from RBS Sempra Commodities related to the sale of joint venture businesses and assets

▪	Sempra South American Utilities’ acquisition of additional interests in Chile and Peru for $611 million, net of cash acquired

▪	$2.8 billion in expenditures for property, plant and equipment, including $789 million for SDG&E’s Sunrise Powerlink project

▪	$482 million of Sempra Energy debt retirements

▪	a cash payment of $130 million in January 2011 related to a 2010 settlement to resolve certain energy crisis litigation

We discuss these events in more detail later in this section.

Our committed lines of credit provide liquidity and support commercial paper.  As we discuss in Note 5 of the Notes to Consolidated Financial Statements, Sempra Energy, Sempra Global (the holding company for our subsidiaries not subject to California utility regulation) and the California Utilities each have four-year revolving credit facilities, expiring in 2014. At Sempra Energy and Sempra Global, the agreements are syndicated broadly among 23 different lenders and at the California Utilities, among 22 different lenders.  No single lender has greater than a 7-percent share in any agreement.

The table below shows the amount of available funds at year-end 2011:

AVAILABLE FUNDS AT DECEMBER 31, 2011
(Dollars in millions)
	Sempra Energy
	Consolidated	SDG&E	SoCalGas
Unrestricted cash and cash equivalents	$252	$29	$36
Available unused credit(1)	2,734	363	563
(1)
Borrowings on the shared line of credit at SDG&E and SoCalGas, discussed in Note 5, are limited to $600 million for each utility and $800 million in total. SDG&E’s available funds reflect variable-rate demand notes of $237 million supported by the line. SoCalGas’ availability reflects the impact of SDG&E’s use of the combined credit available on the line.

Sempra Energy Consolidated

We believe that these available funds and cash flows from operations, distributions from equity method investments and security issuances, combined with current cash balances, will be adequate to:

▪	finance capital expenditures

▪	meet liquidity requirements

▪	fund shareholder dividends

▪	fund new business acquisitions or start-ups

▪	repay maturing long-term debt

In March 2011, Sempra Energy publicly offered and sold $500 million of 2-percent notes and $300 million of floating rate notes, both maturing in 2014. In August 2011, SDG&E publicly offered and sold $350 million of 3-percent first mortgage bonds maturing in 2021. In November 2011, SDG&E publicly offered and sold $250 million of 3.95-percent first mortgage bonds maturing in 2041. SDG&E and SoCalGas issued long-term debt in 2010 in the aggregate principal amounts of $750 million and $300 million, respectively. Changing economic conditions could affect the availability and cost of both short-term and long-term financing. If cash flows from operations were to be significantly reduced or we were unable to borrow under acceptable terms, we would reduce or postpone discretionary capital expenditures and investments in new businesses. If these measures were necessary, they would primarily impact certain of our Sempra International and Sempra U.S. Gas & Power businesses before we would reduce funds necessary for the ongoing needs of the California Utilities, and secondarily our South American utilities. We continuously monitor our ability to finance the needs of our operating, investing and financing activities in a manner consistent with our intention to maintain strong, investment-grade credit ratings and capital structure.

In three separate transactions during 2010 and one in early 2011, we and RBS sold substantially all of the businesses and assets of our joint-venture partnership that comprised our commodities-marketing businesses. Distributions from the partnership in 2011 were $623 million. As we conclude the transactions to divest the businesses, we expect to recover our remaining $126 million investment in the partnership in 2012. Minor amounts may be retained beyond 2012 by the partnership to help offset unanticipated future general and administrative costs necessary to complete the dissolution of the partnership. We are providing transitional back-up guarantees, a few of which may continue for a prolonged period of time. Either RBS or JP Morgan Chase & Co., one of the buyers’ parties in the sales transactions, has fully indemnified us for any claims or losses in connection with the related transactions.

We provide additional information about RBS Sempra Commodities and the sales transactions and guarantees in Notes 3, 4, 5 and 15 of the Notes to Consolidated Financial Statements.

In April 2011, Sempra South American Utilities acquired AEI’s interests in Chilquinta Energía, Luz del Sur, and related entities for $611 million in cash (net of cash acquired). This transaction was funded with excess funds from foreign operations, proceeds from divestitures and short-term debt.

We provide additional information about Chilquinta Energía and Luz del Sur in Note 3 of the Notes to Consolidated Financial Statements.

At December 31, 2010, our cash and cash equivalents held in foreign jurisdictions that are unavailable to fund domestic operations unless repatriated were approximately $150 million. At December 31, 2011, these cash balances are negative when netted against loans from Sempra Energy to fund the acquisitions in South America in April 2011. We intend for funds associated with accumulated foreign earnings through December 31, 2011 to remain indefinitely in our foreign subsidiaries to fund their operations. We are currently considering a plan to repatriate future earnings from certain foreign operations beginning in 2013.

We have significant investments in several trusts to provide for future payments of pensions and other postretirement benefits, and nuclear decommissioning. Changes in asset values, which are dependent on the activity in the equity and fixed income markets, have not affected the trust funds’ abilities to make required payments, but may impact funding requirements for pension and other postretirement benefit plans. At the California Utilities, funding requirements are generally recoverable in rates.

On February 24, 2012, our board of directors approved an increase to our quarterly common stock dividend to $0.60 per share ($2.40 annually), an increase of $0.12 per share ($0.48 annually) from $0.48 per share ($1.92 annually) authorized in February 2011. Declarations of dividends on our common stock are made at the discretion of the board. While we view dividends as an integral component of shareholder return, the amount of future dividends will depend upon earnings, cash flows, financial and legal requirements, and other relevant factors at that time.

On February 18, 2011, our board of directors approved an increase to our quarterly common stock dividend to $0.48 per share ($1.92 annually), an increase of $0.09 per share ($0.36 annually) from $0.39 per share ($1.56 annually) authorized in February 2009. We provide further information regarding dividends and dividend restrictions in “Dividends” below and under “Restricted Net Assets” in Note 1 of the Notes to Consolidated Financial Statements.

We discuss our principal credit agreements further in Note 5 of the Notes to Consolidated Financial Statements.

Short-Term Borrowings

Our short-term debt is used to finance capital expenditures, meet liquidity requirements, fund shareholder dividends and fund new business acquisitions or start-ups. Our corporate short-term unsecured promissory notes, or commercial paper, were our primary source of short-term debt funding in 2011.

The following table shows selected statistics for our commercial paper borrowings for 2011:

COMMERCIAL PAPER STATISTICS
(Dollars in millions)
Commercial Paper
Sempra Energy Consolidated
Amount outstanding at December 31, 2011(1)	$821
Weighted average interest rate at December 31, 2011	0.74%

Maximum month-end amount outstanding during 2011(2)	$1,016

Monthly weighted average amount outstanding during 2011	$699
Monthly weighted average interest rate during 2011	0.58%
(1)	Includes $400 million classified as long-term, as we discuss in Note 5 of the Notes to Consolidated Financial Statements.
(2)	The largest amount outstanding at the end of the last day of any month during 2011.

Significant cash flows impacting short-term debt levels at Sempra Energy Consolidated during 2011 include a payment in January related to a settlement to resolve certain energy crisis litigation ($130 million); issuance of long-term debt at Sempra Energy in March ($800 million); acquisitions made by Sempra South American Utilities in April ($611 million); distributions from RBS Sempra Commodities in April ($329 million), August ($98 million) and December ($196 million); redemption of subsidiary preferred stock in June ($80 million); and capital investments made by Sempra Renewables in energy projects in December ($234 million).

California Utilities

SoCalGas expects that cash flows from operations and debt issuances will continue to be adequate to meet its capital expenditure requirements. In March 2011, Sempra Energy made a $200 million capital contribution to SDG&E, and SDG&E expects its cash flows from operations and debt issuances will be adequate to meet its future capital expenditure requirements.

SoCalGas declared and paid a $50 million common dividend in 2011 and a $100 million common dividend in 2010. As a result of an increase in SoCalGas’ capital investment programs over the next few years, management expects SoCalGas’ dividends on common stock to be reduced or temporarily suspended over the next few years to maintain SoCalGas’ authorized capital structure during the periods of high capital investments.

SDG&E’s most recent common dividend to Sempra Energy was declared and paid in the first quarter of 2009 in the amount of $150 million. As a result of SDG&E’s large capital investment program over the past few years and the level of capital investment planned for 2012, SDG&E does not expect to pay common dividends to Sempra Energy in 2012. However, due to the scheduled completion of construction of the Sunrise Powerlink transmission power line in 2012, SDG&E expects to resume the declaration and payment of dividends on its common stock in 2013.

Sempra South American Utilities

We expect projects at Chilquinta Energía and Luz del Sur to be funded by external borrowings and funds internally generated by Chilquinta Energía and Luz del Sur.

Sempra Mexico

We expect projects in Mexico to be funded through a combination of funds internally generated by the Mexican businesses, project financing and partnering in joint ventures.

Sempra Mexico required funding from 2007 through 2009 for its development and construction of the Energía Costa Azul terminal and nitrogen injection facility. As these facilities are now in service, they are expected to provide operating cash flow for further development.

Sempra Renewables

We expect Sempra Renewables to require funds for the development of and investment in electric renewable energy projects. Projects at Sempra Renewables may be financed through a combination of operating cash flow, project financing, low-cost financing from the U.S. Department of Energy, U.S. Treasury Department cash grants, funds from the parent and partnering in joint ventures. Current Sempra Renewable projects have planned in-service dates ranging from 2012 to 2016.

Sempra Natural Gas

We expect Sempra Natural Gas to require funding from the parent, external sources and proceeds received from the sale of El Dorado (now named Desert Star Energy Center) natural gas power plant to SDG&E on October 1, 2011 to fund projects and investments, including the development and expansion of its natural gas storage projects. Sempra Natural Gas required funding from 2007 through 2009 for its development and construction of the Cameron LNG terminal.

Cash flows from operations at Sempra Natural Gas are expected to decrease substantially since its contract with the DWR expired in September 2011, due to less favorable pricing on any replacement contracts obtained, and the sale of El Dorado.  Also, Sempra Natural Gas may not be able to replace all of the lost revenue due to decreased market demand. Sales to the DWR comprised six percent of Sempra Energy’s revenues in 2011.

Some of Sempra Natural Gas’ long-term power sale contracts contain collateral requirements which require Sempra Natural Gas and/or the counterparty to post cash, guarantees or letters of credit to the other party for exposure in excess of established thresholds. Sempra Natural Gas may be required to provide collateral when market price movements adversely affect the counterparty’s cost of replacement energy supplies if Sempra Natural Gas fails to deliver the contracted amounts. Sempra Natural Gas had no outstanding collateral requirements under such contracts at December 31, 2011 or 2010.

CASH FLOWS FROM OPERATING ACTIVITIES

CASH PROVIDED BY OPERATING ACTIVITIES
(Dollars in millions)
	2011	2011 Change		2010	2010 Change		2009
Sempra Energy Consolidated	$1,867	$(287)	(13)%	$2,154	$279	15%	$1,875
SDG&E	882	153	21	729	88	14	641
SoCalGas	554	(182)	(25)	736	296	67	440

Sempra Energy Consolidated

Cash provided by operating activities at Sempra Energy decreased in 2011 due to:

▪	$402 million in settlement payments for the 2007 wildfires in 2011 (using $381 million of restricted cash), compared to $43 million net settlement payments for the 2007 wildfires in 2010;

▪	$130 million settlement payment related to energy crisis litigation in 2011, which was an increase to other current liabilities when accrued in 2010;

▪	$145 million lower distributions from RBS Sempra Commodities in 2011; and

▪	a $32 million increase in accounts receivable in 2011 compared to an $89 million decrease in accounts receivable in 2010; offset by

▪	$269 million decrease in income taxes receivable in 2011 compared to a $12 million decrease in income taxes receivable in 2010;

▪	$202 million higher net income, adjusted for noncash items included in earnings, in 2011 compared to 2010; and

▪
$300 million of funds received in 2011 from a wildfire litigation settlement compared to $144 million of funds received in 2010, which is offset by an increase in restricted cash in cash flows from investing activities.

Cash provided by operating activities at Sempra Energy increased in 2010 due to:

▪	$128 million higher net income, adjusted for noncash items included in earnings, in 2010 compared to 2009;

▪	an increase in accounts payable in 2010 compared to a decrease in 2009 due to higher natural gas prices in 2010;

▪	an accounts receivable decrease in 2010 compared to an increase in 2009; and

▪
$144 million of restricted funds received from Cox Communications from a wildfire litigation settlement that we describe in Note 15 of the Notes to Consolidated Financial Statements, which is offset by an increase in restricted cash in cash flows from investing activities; offset by

▪	a decrease in overcollected regulatory balancing accounts in 2010 compared to an increase in 2009, which we discuss for SDG&E and SoCalGas below;

▪	an increase in inventory in 2010 compared to a decrease in 2009, primarily at Sempra Natural Gas as a result of natural gas optimization activities; and

▪	$209 million lower distributions of joint venture earnings received from RBS Sempra Commodities in 2010.

Changes in Other Current Assets and Other Current Liabilities in 2010 at both Sempra Energy and SDG&E include $273 million in payments received from our liability insurance and $316 million of settlements paid, related to the SDG&E 2007 wildfire litigation, respectively. We used $34 million of the restricted cash from the litigation settlement for such payments.

SDG&E

Cash provided by operating activities at SDG&E increased in 2011 due to:

▪	$305 million higher net income, adjusted for noncash items included in earnings, in 2011 compared to 2010;

▪	a higher increase in accounts payable in 2011 compared to 2010; and

▪
$300 million of funds received in 2011 from a wildfire litigation settlement compared to $144 million of funds received in 2010; which is offset by an increase in restricted cash in cash flows from investing activities; offset by

▪	$111 million increase in income taxes receivable in 2011 compared to a $12 million decrease in income taxes receivable in 2010; and

▪	$402 million in settlement payments for the 2007 wildfires in 2011 (using $381 million of restricted cash), compared to $43 million net settlement payments for the 2007 wildfires in 2010.

Cash provided by operating activities at SDG&E increased in 2010 due to:

▪	$68 million higher net income, adjusted for noncash items included in earnings, in 2010;

▪	lower income tax payments in 2010; and

▪	$144 million of restricted funds received from a wildfire litigation settlement, which is offset by an increase in restricted cash in cash flows from investing activities; offset by

▪
$43 million net settlement payments in 2010 (using $34 million of restricted cash) compared to $10 million net receipts from our liability insurance carriers in 2009 related to the 2007 wildfire litigation (as we discuss above under “Sempra Energy Consolidated”); and

▪
a decrease in overcollected regulatory balancing accounts in 2010 compared to an increase in 2009. Over- and undercollected regulatory balancing accounts reflect the difference between customer billings and recorded or CPUC-authorized costs. These differences are required to be balanced over time.

SoCalGas

Cash provided by operating activities at SoCalGas decreased in 2011 due to:

▪	an increase in accounts receivable in 2011 compared to a decrease in 2010;

▪	a decrease in accounts payable in 2011 compared to an increase in 2010 primarily due to lower natural gas prices in 2011; and

▪	a higher increase in inventory in 2011 compared to 2010; offset by

▪	$40 million higher net income, adjusted for noncash items included in earnings, in 2011 compared to 2010.

Cash provided by operating activities at SoCalGas increased in 2010 due to:

▪	$58 million higher net income, adjusted for noncash items included in earnings, in 2010 compared to 2009;

▪	an increase in accounts payable in 2010 compared to a decrease in 2009 primarily due to higher natural gas prices in 2010;

▪	a decrease in accounts receivable in 2010 compared to an increase in 2009 due to lower other accounts receivable in 2010 related to natural gas storage transactions; and

▪	decreases in other liabilities of $137 million in 2009, including a $55 million prepayment of remaining installments due under a litigation settlement in 2009; offset by

▪	a decrease in inventory of $74 million in 2009 due to higher withdrawals from inventory in the fourth quarter of 2009 to supply core customers; and

▪	a decrease in overcollected regulatory balancing accounts in 2010 compared to an increase in 2009.

The table below shows the contributions to pension and other postretirement benefit plans for each of the past three years.

CONTRIBUTIONS TO PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS 2009-2011
(Dollars in millions)
	Pension Benefits			Other Postretirement Benefits
	2011	2010	2009	2011	2010	2009
Sempra Energy Consolidated	$212	$159	$185	$72	$52	$45
SDG&E	69	61	58	15	15	16
SoCalGas	95	71	76	55	35	28

CASH FLOWS FROM INVESTING ACTIVITIES

CASH USED IN INVESTING ACTIVITIES
(Dollars in millions)
	2011	2011 Change		2010	2010 Change		2009
Sempra Energy Consolidated	$(3,070)	$1,787	139%	$(1,283)	$(1,389)	(52)%	$(2,672)
SDG&E	(1,764)	450	34	(1,314)	389	42	(925)
SoCalGas	(634)	68	12	(566)	70	14	(496)

Sempra Energy Consolidated

Cash used in investing activities at Sempra Energy increased in 2011 due to:

▪	a $782 million increase in capital expenditures;

▪	$611 million in cash used to fund Sempra South American Utilities’ purchase of South American entities;

▪
$279 million lower distributions received from RBS Sempra Commodities related to the sale of joint venture businesses and assets, as we discuss in Note 4 of the Notes to Consolidated Financial Statements;

▪	a $300 million increase in SDG&E’s restricted cash due to funds received from a wildfire litigation settlement compared to $144 million of funds received in 2010;

▪	$180 million of distributions from Fowler Ridge 2 Wind Farm at Sempra Renewables in 2010; and

▪	$175 million of proceeds received from Sempra Natural Gas’ 2010 sale of its investment in Elk Hills; offset by

▪	$381 million in payments for claims related to wildfire litigation using restricted funds received from a wildfire litigation settlement; and

▪	Sempra Mexico’s $292 million acquisition (net of cash acquired) resulting in the purchase of pipeline and natural gas infrastructure assets in 2010.

Cash used in investing activities at Sempra Energy decreased in 2010 due to:

▪
$849 million of distributions received from RBS Sempra Commodities LLP in 2010 related to the sale of joint venture businesses and assets, as we discuss in Note 4 of the Notes to Consolidated Financial Statements;

▪	$560 million lower contributions to Rockies Express by Sempra Natural Gas, as the $65 million contribution in the first quarter of 2010 was the last required for the construction phase of the project;

▪	$235 million for Sempra Renewables’ 2009 investment in Fowler Ridge 2; and

▪	$175 million of proceeds received from Sempra Natural Gas’ 2010 sale of its investment in Elk Hills; offset by

▪	$144 million increase in restricted cash from funds received from a wildfire litigation settlement; and

▪	Sempra Mexico’s acquisition of pipeline and natural gas infrastructure assets.

SDG&E

Cash used in investing activities increased at SDG&E in 2011 primarily due to:

▪	a $621 million increase in capital expenditures; and

▪	a $300 million increase in restricted cash due to funds received from a wildfire litigation settlement compared to $144 million of funds received in 2010; offset by

▪	$381 million in payments for claims related to wildfire litigation using restricted funds received from a wildfire litigation settlement.

Cash used in investing activities increased at SDG&E in 2010 primarily due to:

▪	a $255 million net increase in capital expenditures (a $369 million increase at SDG&E, offset by a decrease of $114 million at Otay Mesa VIE);

▪	$144 million increase in restricted cash due to funds received from a wildfire litigation settlement; and

▪	net proceeds of $24 million related to industrial development bonds in 2009; offset by

▪	$34 million in payments of claims related to wildfire litigation using restricted funds received from a wildfire litigation settlement.

SoCalGas

Cash used in investing activities increased at SoCalGas in 2011 primarily due to:

▪	a $180 million increase in capital expenditures; offset by

▪	a $49 million decrease in advances to Sempra Energy in 2011 compared to a $63 million increase in advances to Sempra Energy in 2010.

Cash used in investing activities at SoCalGas increased in 2010, primarily due to a $63 million increase in advances to Sempra Energy in 2010.

CAPITAL EXPENDITURES AND INVESTMENTS

The table below shows our expenditures for property, plant and equipment, and for investments. We provide capital expenditure information by segment in Note 16 of the Notes to Consolidated Financial Statements.

SEMPRA ENERGY CONSOLIDATED
CAPITAL EXPENDITURES AND INVESTMENTS/ACQUISITIONS
(Dollars in millions)
	Property, plant and equipment	Investments and acquisition of businesses
2011	$2,844	$941
2010	2,062	611
2009	1,912	939
2008	2,061	2,675
2007	2,011	121

Sempra Energy Consolidated Capital Expenditures

We discuss capital expenditures at the California Utilities below.

At Sempra International and Sempra U.S. Gas & Power, the primary capital expenditures over the last three years were as follows:

Sempra South American Utilities

In 2011, Sempra South American Utilities had capital expenditures from the South American entities of $110 million related to distribution infrastructure and generation projects, including a hydroelectric power plant in Peru.

Sempra Mexico

Sempra Mexico’s Energía Costa Azul terminal began commercial operations in May 2008. The nitrogen-injection facility at Energía Costa Azul was placed in service in December 2009. Expenditures for these facilities were $2 million in 2011, $6 million in 2010 and $54 million in 2009.

Sempra Renewables

In 2011, capital expenditures include $181 million for the construction of the Mesquite Solar facility. In 2010, capital expenditures include $123 million for construction of the Copper Mountain Solar facility. Total capital expenditures in 2009 were $10 million.

Sempra Natural Gas

In 2011, Sempra Natural Gas had capital expenditures related to the development of approximately 20 Bcf of additional capacity at Bay Gas and Mississippi Hub. In 2010, Sempra Natural Gas increased its operational working natural gas storage capacity by approximately 12 Bcf at Bay Gas and Mississippi Hub. In 2009, Sempra Natural Gas completed its Cameron Interstate Pipeline project in Louisiana connecting the Cameron LNG terminal with several interstate pipelines. Related amounts included in total capital expenditures were

Natural gas storage:	Pipelines:
▪ $122 million in 2011	▪ None in 2011
▪ $170 million in 2010	▪ None in 2010
▪ $127 million in 2009	▪ $10 million in 2009
Sempra Natural Gas’ Cameron terminal began commercial operations in July 2009.  Expenditures for this facility were $9 million in 2011, $11 million in 2010 and $153 million in 2009.

Sempra Energy Consolidated Investments and Acquisitions

In 2011, investments consisted primarily of:

▪	$611 million in cash used to fund Sempra South American Utilities’ purchase of South American entities

▪	$146 million for the initial investment in Flat Ridge 2 Wind Farm

▪	$88 million for the initial investment in Mehoopany Wind Farm

▪	the purchase of $84 million in industrial development bonds

In 2010, investments consisted primarily of:

▪	acquisition of Mexican pipelines and infrastructure assets for approximately $300 million

▪	$209 million for the initial investment in Cedar Creek 2 Wind Farm

▪	$65 million invested in Rockies Express

In 2009, investments consisted primarily of:

▪	$625 million for Rockies Express and $235 million for Fowler Ridge 2 Wind Farm

▪	the purchase of $75 million in industrial development bonds

Sempra Energy Consolidated Distributions From Other Investments

Sempra Energy’s Distributions From Other Investments consist primarily of distributions representing return of investment from equity method and other investments at Sempra South American Utilities, Sempra Renewables and Sempra Natural Gas as follows:

(Dollars in millions)	2011		2010	2009
Sempra South American Utilities
Luz del Sur	$	―	$31	$	―

Sempra Renewables
Fowler Ridge 2		2	180		―
Cedar Creek 2		5	96		―

Sempra Natural Gas
Rockies Express		57	55		23
Elk Hills		―	9		―
Total		$64	$371		$23

The 2010 distributions from Fowler Ridge 2 and Cedar Creek 2 were made by the joint ventures upon entering into loans to finance the projects. Distributions of earnings from these investments are included in cash flows from operations.

Purchase of Bonds Issued by Unconsolidated Affiliate

In November 2009, Sempra Energy, at Parent and Other, purchased $50 million of 2.75-percent bonds issued by Chilquinta Energía S.A., a then unconsolidated affiliate, that are adjusted for Chilean inflation. The bonds mature on October 30, 2014. We discuss these bonds in Note 5 of the Notes to Consolidated Financial Statements.

California Utilities Capital Expenditures and Investments

The California Utilities’ capital expenditures for property, plant and equipment were

(Dollars in millions)	2011	2010	2009
SDG&E	$1,831	$1,210	$955
SoCalGas	683	503	480

Capital expenditures at the California Utilities in 2011 consisted primarily of:

SDG&E

▪	$593 million of improvements to natural gas and electric distribution systems

▪	$789 million for the Sunrise Powerlink transmission line

▪	$173 million of improvements to electric transmission systems

▪	$276 million for electric generation plants and equipment

SoCalGas

▪	$683 million of improvements to natural gas infrastructure

Through December 31, 2011, SDG&E has recorded $1.48 billion to property, plant and equipment related to the Sunrise Powerlink project, including $130 million of AFUDC related to debt and equity.

SDG&E also purchased $152 million of industrial development bonds in 2009. We discuss these bonds in Note 5 of the Notes to Consolidated Financial Statements.

FUTURE CONSTRUCTION EXPENDITURES AND INVESTMENTS

The amounts and timing of capital expenditures are generally subject to approvals by the CPUC, the FERC and other regulatory bodies. However, in 2012, we expect to make capital expenditures and investments of approximately $3.1 billion. These expenditures include

▪	$2.1 billion at the California Utilities for capital projects and plant improvements ($1.4 billion at SDG&E and $710 million at SoCalGas)

▪	$1.0 billion at our other subsidiaries for development of natural gas storage facilities and pipelines, capital projects in South America and renewable generation projects

In 2012, the California Utilities expect their capital expenditures and investments to include

▪	$630 million for improvements to SDG&E’s natural gas and electric distribution systems

▪	$170 million at SDG&E for the Sunrise Powerlink transmission line

▪	$200 million for improvements to SDG&E’s electric transmission systems

▪	$90 million for SDG&E’s electric generation plants and equipment

▪	$285 million for SDG&E’s renewable projects

▪	$710 million at SoCalGas for improvements to distribution and transmission systems and storage facilities, and for advanced metering infrastructure

The California Utilities expect to finance these expenditures and investments with cash flows from operations, cash on hand and debt issuances.

Over the next five years and subject to the factors described below which could cause these estimates to vary substantially, the California Utilities expect to make capital expenditures and investments of:

▪	$5.8 billion at SDG&E

▪	$5.0 billion at SoCalGas

In 2012, the expected capital expenditures and investments of $1.0 billion at our other subsidiaries, net of anticipated project financing and joint venture structures, include

Sempra South American Utilities

▪	approximately $100 million to $200 million for capital projects in South America, including approximately $70 million for the Santa Teresa hydroelectric power plant at Luz del Sur

Sempra Renewables

▪	approximately $400 million for investment in the first phase (150 MW) of Mesquite Solar, a solar project at our Mesquite Power plant near Arlington, Arizona

▪	approximately $100 million for investment in the second phase (approximately 150 MW) of Copper Mountain Solar, a solar project located near Boulder City, Nevada

▪	approximately $200 million for investment in other renewable energy projects

Sempra Natural Gas

▪	approximately $50 million to $100 million for development of natural gas storage projects at Bay Gas and Mississippi Hub

Over the next five years and subject to the factors described below which could cause these estimates to vary substantially, Sempra Energy expects to make aggregate capital expenditures at its other subsidiaries of approximately $2.8 billion. This amount is net of $1.3 billion in anticipated project financing, and anticipated joint venture structures.

Capital expenditure amounts include capitalized interest. At the California Utilities, the amounts also include the portion of AFUDC related to debt, but exclude the portion of AFUDC related to equity.  We provide further details about AFUDC in Note 1 of the Notes to Consolidated Financial Statements.

Periodically, we review our construction, investment and financing programs and revise them in response to changes in regulation, economic conditions, competition, customer growth, inflation, customer rates, the cost and availability of capital, and environmental requirements. We discuss these considerations in more detail in Notes 14 and 15 of the Notes to Consolidated Financial Statements.

Our level of capital expenditures and investments in the next few years may vary substantially and will depend on the cost and availability of financing, regulatory approvals, changes in U.S. federal tax law and business opportunities providing desirable rates of return.  We intend to finance our capital expenditures in a manner that will maintain our strong investment-grade credit ratings and capital structure.

CASH FLOWS FROM FINANCING ACTIVITIES

CASH FLOWS FROM FINANCING ACTIVITIES
(Dollars in millions)
	2011	2011 Change	2010	2010 Change	2009
Sempra Energy Consolidated	$534	$603	$(69)	$(645)	$576
SDG&E	784	85	699	421	278
SoCalGas	(301)	(499)	198	299	(101)

Sempra Energy Consolidated

Cash from financing activities in 2011 increased due to:

▪	$973 million higher issuances of long-term debt;

▪	$500 million common stock repurchase program in 2010; and

▪	$423 million lower long-term debt payments; offset by

▪	$498 million decrease in short-term debt in 2011 compared to a $568 million increase in 2010;

▪	$80 million for the redemption of subsidiary preferred stock;

▪	$76 million increase in common dividends paid; and

▪	$43 million related to Sempra South American Utilities’ September 2011 tender offer discussed in Note 3 of the Notes to Consolidated Financial Statements.

At Sempra Energy, financing activities used cash in 2010 compared to providing cash in 2009, primarily due to:

▪	$500 million common stock repurchase program in 2010;

▪	$1 billion lower issuances of debt; and

▪	$470 million higher debt payments; offset by

▪	$94 million for the purchase of the remaining 40-percent ownership interest in Mississippi Hub in 2009 (as we discuss in Note 3 of the Notes to Consolidated Financial Statements); and

▪	$568 million increase in short-term debt in 2010 compared to a $659 million decrease in 2009.

SDG&E

Cash provided by financing activities in 2011 increased due to:

▪	a $200 million capital contribution from Sempra Energy in 2011; offset by

▪	$146 million lower issuances of long-term debt.

Cash provided by financing activities in 2010 increased primarily due to:

▪	$305 million higher issuances of long-term debt; and

▪	$150 million common dividends paid to Sempra Energy in 2009.

SoCalGas

At SoCalGas, financing activities used cash in 2011 compared to providing cash in 2010, primarily due to:

▪	a $250 million long-term debt payment in 2011; and

▪	$300 million issuance of long-term in 2010; offset by

▪	$50 million lower common dividends paid.

Cash provided by financing activities at SoCalGas in 2010 increased primarily due to:

▪	$300 million issuance of long-term debt in 2010; and

▪	$100 million long-term debt payment in 2009; offset by

▪	$100 million in common dividends paid in 2010.

LONG-TERM DEBT

Long-term debt balances (including the current portion of long-term debt) at December 31 were

(Dollars in millions)	2011	2010	2009
Sempra Energy Consolidated	$10,414	$9,329	$8,033
SDG&E	4,077	3,498	2,668
SoCalGas	1,321	1,582	1,294

At December 31, 2011, the following information applies to long-term debt, excluding commercial paper classified as long-term:

	Sempra Energy
(Dollars in millions)	Consolidated	SDG&E	SoCalGas
Weighted average life to maturity, in years	13.2	18.3	13.0
Weighted average interest rate	5.23%	4.80%	5.32%

Issuances of Long-Term Debt

Major issuances of long-term debt over the last three years included the following:

(Dollars in millions)	Amount	Rate	Maturing

Sempra Energy
Variable rate notes (1.22% at December 31, 2011),
March 2011	$300	1.22%	2014
Notes, March 2011	500	2.00	2014
Notes, October 2009	750	6.00	2039
Notes, May 2009	750	6.50	2016

SDG&E
First mortgage bonds, November 2011	250	3.95	2041
First mortgage bonds, August 2011	350	3.00	2021
First mortgage bonds, August 2010	500	4.50	2040
First mortgage bonds, May 2010	250	5.35	2040
First mortgage bonds, May 2009	300	6.00	2039

SoCalGas
First mortgage bonds, November 2010	300	5.125	2040

Sempra Energy used the proceeds from its issuances of long-term debt primarily for general corporate purposes, including the repayment of commercial paper and to repay maturing long-term notes.

The California Utilities used the proceeds from their issuances of long-term debt:

▪	for general working capital purposes;

▪	to support their electric (at SDG&E) and natural gas (SDG&E and SoCalGas) capital expenditure programs;

▪	to replenish amounts expended and fund future expenditures for the expansion and improvement of their utility plants; and

▪	to repay commercial paper at SDG&E.

Payments on Long-Term Debt

Payments on long-term debt in 2011 included

▪	$100 million of SoCalGas 4.375-percent first mortgage bonds at maturity in January 2011

▪	$150 million of SoCalGas variable rate first mortgage bonds at maturity in January 2011

Payments on long-term debt in 2010 included

▪	$500 million of Sempra Energy notes payable at maturity in March 2010

▪	retirement of $128 million of industrial development bonds related to Sempra Natural Gas’ Liberty project

Payments on long-term debt in 2009 included

▪	$300 million of Sempra Energy 4.75-percent notes payable at maturity in May 2009

▪	$100 million of SoCalGas variable rate first mortgage bonds at maturity in December 2009

In Note 5 of the Notes to Consolidated Financial Statements, we provide information about our lines of credit and additional information about debt activity.

Payments on Notes Payable to Unconsolidated Affiliate

Sempra South American Utilities prepaid $100 million of notes payable due to Chilquinta Energía Finance Co. LLC in November 2009.

CAPITAL STOCK TRANSACTIONS

Sempra Energy

Cash provided by employee stock option exercises and newly issued shares for our dividend reinvestment and 401(k) saving plans was

▪	$28 million in 2011

▪	$40 million in 2010

▪	$73 million in 2009

In 2010, we entered into a Collared Accelerated Share Acquisition Program under which we prepaid $500 million to repurchase shares of our common stock in a share forward transaction. We received 8.1 million shares under the program during 2010 and an additional 1.5 million shares when the program was completed in March 2011. We discuss the repurchase program in Note 13 of the Notes to Consolidated Financial Statements.

DIVIDENDS

Sempra Energy

Sempra Energy paid cash dividends on common stock of:

▪	$440 million in 2011

▪	$364 million in 2010

▪	$341 million in 2009

The increase in 2011 was due to increases in the per-share quarterly dividend from $0.39 in 2010 to $0.48 in 2011. The increase in 2010 is due to suspension of dividend reinvestment programs in July 2010.

On December 6, 2011, Sempra Energy declared a quarterly dividend of $0.48 per share of common stock that was paid on January 15, 2012. We provide additional information about Sempra Energy dividends above in “Capital Resources and Liquidity – Overview – Sempra Energy Consolidated.”

SDG&E paid a $150 million common dividend to Sempra Energy in the first quarter of 2009 after an extended review period associated with the Sunrise Powerlink project delayed the planned construction start. SDG&E did not pay any common dividends to Sempra Energy in 2011 and 2010 to preserve cash to fund its capital expenditures program.

SoCalGas paid dividends to Pacific Enterprises (PE) and PE paid corresponding dividends to Sempra Energy of:

▪	$50 million in 2011

▪	$100 million in 2010

PE, a wholly owned subsidiary of Sempra Energy, owns all of SoCalGas’ outstanding common stock. Accordingly, dividends paid by SoCalGas to PE and dividends paid by PE to Sempra Energy are both eliminated in Sempra Energy’s consolidated financial statements.

The board of directors for each of Sempra Energy, SDG&E and SoCalGas has the discretion to determine the payment and amount of future dividends by each such entity. The CPUC’s regulation of SDG&E’s and SoCalGas’ capital structures limits the amounts that are available for loans and dividends to Sempra Energy. At December 31, 2011, Sempra Energy could have received combined loans and dividends of approximately $969 million from SoCalGas and approximately $400 million from SDG&E.

We provide additional information about restricted net assets in Note 1 of the Notes to Consolidated Financial Statements.

CAPITALIZATION

TOTAL CAPITALIZATION AND DEBT-TO-CAPITALIZATION RATIOS
(Dollars in millions)
	As of December 31, 2011
	Sempra Energy
	Consolidated(1)	SDG&E(1)	SoCalGas
Total capitalization	$21,120	$7,997	$3,514
Debt-to-capitalization ratio	51%	51%	38%
(1)	Includes noncontrolling interests and debt of Otay Mesa Energy Center LLC for Sempra Energy and SDG&E with no significant impact.

Significant changes during 2011 that affected capitalization include the following:

▪	Sempra Energy Consolidated: comprehensive income exceeding dividends and net increases in long-term debt (including commercial paper classified as long-term)

▪	SDG&E: comprehensive income, a capital contribution from Sempra Energy and a net increase in long-term debt

▪	SoCalGas: comprehensive income exceeding dividends, partially offset by a net decrease in long-term debt

We provide additional information about these significant changes in Notes 1, 5 and 13 of the Notes to Consolidated Financial Statements.

COMMITMENTS

The following tables summarize principal contractual commitments, primarily long-term, at December 31, 2011 for Sempra Energy, SDG&E and SoCalGas. We provide additional information about commitments above and in Notes 5, 8 and 15 of the Notes to Consolidated Financial Statements.

PRINCIPAL CONTRACTUAL COMMITMENTS OF SEMPRA ENERGY CONSOLIDATED
(Dollars in millions)
	2012	2013 and 2014	2015 and 2016	Thereafter	Total
Long-term debt(1)	$320	$1,987	$1,102	$6,401	$9,810
Interest on long-term debt(2)	511	910	806	4,688	6,915
Operating leases	73	140	125	538	876
Capital leases	15	16	6	167	204
Purchased-power contracts	1,049	2,230	2,363	9,555	15,197
Natural gas contracts	558	431	121	257	1,367
LNG contracts(3)	517	1,314	1,507	12,131	15,469
Construction commitments	995	499	112	193	1,799
SONGS decommissioning	―	―	―	524	524
Other asset retirement obligations	19	39	38	1,305	1,401
Pension and other postretirement benefit
obligations(4)	274	607	556	756	2,193
Environmental commitments	12	18	3	13	46
Other	30	31	25	73	159
Totals	$4,373	$8,222	$6,764	$36,601	$55,960
(1)	Excludes $400 million commercial paper classified as long-term, as we discuss in Note 5 of the Notes to Consolidated Financial Statements.
(2)
We calculate expected interest payments using the stated interest rate for fixed-rate obligations, including floating-to-fixed interest rate swaps. We calculate expected interest payments for variable-rate obligations, including fixed-to-floating interest rate swaps, based on forward rates in effect at December 31, 2011.

(3)
Our LNG facilities have various LNG purchase agreements with major international companies for the supply of LNG to our Energía Costa Azul and Cameron terminals. The agreements range from short-term to multi-year periods and are priced using a predetermined formula based on U.S. market indices. The expected payments under the contracts are based on forward prices of the applicable market index from 2012 to 2021 and an estimated one percent escalation per year after 2021. We provide more information about these contracts in Note 15 of the Notes to Consolidated Financial Statements.

(4)	Amounts represent expected company contributions to the plans for the next 10 years.

PRINCIPAL CONTRACTUAL COMMITMENTS OF SDG&E
(Dollars in millions)
	2012	2013 and 2014	2015 and 2016	Thereafter	Total
Long-term debt	$10	$150	$284	$3,451	$3,895
Interest on long-term debt(1)	187	371	351	2,637	3,546
Operating leases	19	36	34	46	135
Capital leases	9	11	6	167	193
Purchased-power contracts	319	581	460	1,948	3,308
Construction commitments	229	55	41	83	408
SONGS decommissioning	―	―	―	524	524
Other asset retirement obligations	5	9	8	152	174
Pension and other postretirement benefit
obligations(2)	81	185	148	160	574
Environmental commitments	2	3	2	11	18
Totals	$861	$1,401	$1,334	$9,179	$12,775
(1)
SDG&E calculates expected interest payments using the stated interest rate for fixed-rate obligations, including floating-to-fixed interest rate swaps. SDG&E calculates expected interest payments for variable-rate obligations based on forward rates in effect at December 31, 2011.

(2)	Amounts represent expected company contributions to the plans for the next 10 years.

PRINCIPAL CONTRACTUAL COMMITMENTS OF SOCALGAS
(Dollars in millions)
	2012	2013 and 2014	2015 and 2016	Thereafter	Total
Long-term debt	$250	$250	$8	$805	$1,313
Interest on long-term debt(1)	67	104	88	659	918
Natural gas contracts	400	157	81	145	783
Operating leases	28	56	54	240	378
Capital leases	6	5	―	―	11
Construction commitments	60	137	71	110	378
Environmental commitments	9	12	1	1	23
Pension and other postretirement benefit
obligations(2)	153	348	332	474	1,307
Asset retirement obligations	14	30	29	1,102	1,175
Totals	$987	$1,099	$664	$3,536	$6,286
(1)	SoCalGas calculates interest payments using the stated interest rate for fixed-rate obligations.
(2)	Amounts represent expected company contributions to the plans for the next 10 years.

The tables exclude

▪	contracts between consolidated affiliates

▪	intercompany debt

▪	individual contracts that have annual cash requirements less than $1 million

▪	employment contracts

The tables also exclude income tax liabilities of

▪	$34 million for Sempra Energy Consolidated

▪	$7 million for SDG&E

These liabilities relate to uncertain tax positions and were excluded from the tables because we are unable to reasonably estimate the timing of future payments due to uncertainties in the timing of the effective settlement of tax positions. We provide additional information about unrecognized tax benefits in Note 7 of the Notes to Consolidated Financial Statements.

OFF BALANCE-SHEET ARRANGEMENTS

Sempra Energy has provided maximum guarantees aggregating $185 million at December 31, 2011 to related parties, including continuing transitional guarantees related to RBS Sempra Commodities. We discuss these guarantees in Notes 5 and 15 of the Notes to Consolidated Financial Statements.

CREDIT RATINGS

The credit ratings of Sempra Energy, SDG&E and SoCalGas remained at investment grade levels in 2011. In August 2011, Fitch downgraded the rating on Sempra Energy’s unsecured debt from A- with a negative outlook to BBB+ with a stable outlook, consistent with Moody’s and Standard & Poor’s (S&P) ratings. Also at that time, Fitch affirmed that this downgrade had no effect on SDG&E’s and SoCalGas’ ratings.

Sempra Energy, SDG&E and SoCalGas have committed lines of credit to provide liquidity and to support commercial paper and variable-rate demand notes. Borrowings under these facilities bear interest at benchmark rates plus a margin that varies with market index rates and each borrower’s credit rating. Each facility also requires a commitment fee on available unused credit.

Under these committed lines, if Sempra Energy were to experience a ratings downgrade from its current level, the rate at which borrowings bear interest would increase by 25 to 50 basis points, depending on the severity of the downgrade. The commitment fee on available unused credit would also increase 15 to 25 basis points, depending on the severity of the downgrade.

Under these committed lines, if SDG&E or SoCalGas were to experience a ratings downgrade from its current level, the rate at which borrowings bear interest would increase by 25 to 75 basis points, depending on the severity of the downgrade. The commitment fee on available unused credit would also increase 2.5 to 22.5 basis points, depending on the severity of the downgrade.

For Sempra Energy and SDG&E, their credit ratings may affect credit limits related to derivative instruments, as we discuss in Note 10 of the Notes Consolidated Financial Statements.

FACTORS INFLUENCING FUTURE PERFORMANCE

SEMPRA ENERGY OVERVIEW

The California Utilities’ operations have historically provided relatively stable earnings and liquidity. However, for the next few years, SoCalGas intends to limit its common stock dividends to reinvest its earnings in significant capital projects.

Sempra Renewables is developing and investing in renewable energy generation projects that have long-term contracts with utilities. The renewable projects have planned in-service dates ranging from 2012 to 2016. These projects require construction financing from a variety of sources including operating cash flow, project financing, low-cost financing procured under the U.S. Department of Energy’s (DOE) loan guaranty program, U.S. Treasury Department cash grants, funds from the parent and partnering in joint ventures. The varying costs of these alternative financing sources impact the projects’ returns.

Current energy market prices are significantly lower than those under Sempra Natural Gas’ contract with the DWR, which ended on September 30, 2011 and had provided a significant portion of Sempra Natural Gas’ revenues. Revenues from Sempra Natural Gas’ generation plants are also expected to be lower due to a decline in market demand and the sale of Sempra Natural Gas’ El Dorado natural gas generation plant to SDG&E on October 1, 2011. Based on current market prices for electricity, contracts Sempra Natural Gas enters into at its natural gas-fired plants to replace the DWR contract, if obtained, or merchant (daily) sales will provide substantially lower earnings. Because Sempra Mexico sells power from its Mexicali plant to Sempra Natural Gas, its earnings from generation may also decrease due to the completion of the DWR contract.

In April 2011, Sempra South American Utilities increased its investment in two utilities in South America. We expect the acquisition to be accretive to our earnings per share. However, in connection with our increased interests in Chilquinta Energía and Luz del Sur, Sempra Energy added $975 million in goodwill to its Consolidated Balance Sheet as of December 31, 2011. Goodwill is subject to impairment testing, annually and under other potential circumstances, which may cause its fair value to vary if differing estimates and assumptions are used in the valuation techniques applied as indicated by changing market or other conditions.

We discuss the acquisition in Note 3 of the Notes to Consolidated Financial Statements. Sempra South American Utilities is also expected to provide earnings from construction projects when completed and other investments, but will require substantial funding for these investments.

At Sempra Natural Gas, until there are firm LNG supply or capacity services contracts from third parties that would subscribe to 100 percent of the capacity of Sempra Natural Gas’ Cameron terminal, Sempra Natural Gas will seek to purchase short-term LNG supplies and sell short-term capacity, which may result in greater variability in revenues and earnings. Sempra Natural Gas is currently evaluating opportunities to utilize its assets to support the liquefaction and exportation of LNG. The objective is to obtain a long-term contract and fully utilize our existing infrastructure while minimizing our future additional capital investment. In January 2012, the DOE approved Cameron LNG’s application for an LNG export license.

The California Utilities’ performance will depend primarily on the ratemaking and regulatory process, environmental regulations, economic conditions, actions by the California legislature to address the state budget crisis and the changing energy marketplace. Their performance will also depend on the successful completion of capital projects that we discuss in various sections of this report.

Both SDG&E and SoCalGas have their 2012 General Rate Case (GRC) applications pending at the CPUC. The California Utilities filed their initial applications for the 2012 GRC in December 2010 to establish their authorized 2012 revenue requirements and the ratemaking mechanisms by which those requirements will change on an annual basis over the subsequent three-year (2013-2015) period. In July 2011, SDG&E and SoCalGas filed revised applications and in February 2012, SDG&E and SoCalGas filed amendments to update the July 2011 filing. The 2012 amendments revised the requested increases to their authorized revenue requirements, as compared to their 2011 authorized revenues, to $235 million at SDG&E and to $268 million at SoCalGas. The Division of Ratepayer Advocates and other intervening parties are recommending that the CPUC reduce the utilities’ revenue requirements in 2012 by approximately 5 percent compared to 2011.

Evidentiary hearings were completed in January 2012 and final briefs reflecting the results from these hearings are scheduled to be filed with the CPUC by May 1, 2012. The final decision for the 2012 GRC will be made effective retroactive to January 1, 2012. However, until such time as a final decision is rendered, both SDG&E and SoCalGas are operating under the rates that were in effect in 2011 for the items addressed in the GRC process. The timing of the CPUC decision and the outcome from these proceedings will have an impact on the financial condition and operating results of the California Utilities. If the CPUC’s final decision grants a significantly lower authorized revenue requirement, it could result in a material adverse effect to the California Utilities’ cash flows, financial position and results of operations starting in 2012 as compared to 2011. More detailed information regarding the 2012 GRC is discussed in Note 14 of the Notes to the Consolidated Financial Statements.

In regard to the 2007 wildfire litigation, SDG&E’s settlement of claims and the estimate of outstanding claims and legal fees is approximately $2 billion, which is in excess of the $1.1 billion of liability insurance coverage and the $444 million of proceeds received as a result of the settlement with Cox Communications. However, SDG&E has concluded that it is probable that it will be permitted to recover from its utility customers substantially all reasonably incurred costs of resolving wildfire claims in excess of its liability insurance coverage and amounts recovered from other potentially responsible parties. Consequently, Sempra Energy and SDG&E expect no significant earnings impact from the resolution of the remaining wildfire claims. As of December 31, 2011, SDG&E’s Consolidated Balance Sheet reflects a regulatory asset in the amount of $594 million for these costs. However, SDG&E’s cash flow may be adversely affected by timing differences between the resolution of claims and recoveries from other potentially responsible parties and utility customers, which may extend over a number of years. In addition, recovery from customers will require future regulatory actions, and a failure to obtain substantial or full recovery, or any negative assessment of the likelihood of recovery, would likely have a material adverse effect on Sempra Energy’s and SDG&E’s financial condition, cash flows and results of operations.

SDG&E will continue to gather information to evaluate and assess the remaining wildfire claims and the likelihood, amount and timing of related recoveries from other potentially responsible parties and utility customers and will make appropriate adjustments to wildfire reserves and the related regulatory asset as additional information becomes available. We provide additional information concerning these matters in Notes 14 and 15 of the Notes to Consolidated Financial Statements.

SDG&E has a 20-percent ownership interest in San Onofre Nuclear Generating Station (SONGS), a 2,150-MW nuclear generating facility near San Clemente, California. SONGS is operated by Southern California Edison Company (Edison) and is subject to the jurisdiction of the NRC. Edison is currently addressing a number of regulatory and performance issues at SONGS, and the NRC has required Edison to take actions to provide greater assurance of compliance by SONGS personnel. Edison continues to implement plans and address the identified issues, however a number of these issues remain outstanding. To the extent that these issues persist, the likelihood of further required action by Edison persists, which may result in increased SONGS operating costs and/or adversely impacted operations. Currently, SDG&E is allowed to fully offset its share of SONGS operating costs in revenue. If further action is required, it may result in an increase in SDG&E’s Operation and Maintenance expense, with any increase being fully offset in Operating Revenues – Electric or, if electric generation is adversely impacted, require SDG&E to procure additional electricity supply from other sources.

In light of the aftermath and the significant safety events at the Fukushima Daiichi nuclear plant in Japan resulting from the earthquake and tsunami in March 2011, the NRC plans to perform additional operation and safety reviews of nuclear facilities in the United States. The lessons learned from the events in Japan and the results of the NRC reviews may impact future operations and capital requirements at nuclear facilities in the United States, including the operations and capital requirements at SONGS.

In 2010 and 2011, Edison installed four replacement steam generators in SONGS’ Units 2 and 3. Inspections of the Unit 2 steam generators during a planned maintenance and refueling outage in February 2012 found isolated areas of wear in some of the approximately 19,500 heat transfer tubes. As the steam generators are designed to include sufficient tubes to accommodate a need to remove some from service, Edison, in consultation with the steam generators’ manufacturer, determined that a number of the tubes should be removed from service as a preventive measure with the number of tubes being removed from service being well within the extra margin. Additionally, on January 31, 2012, a water leak was detected in one of the tubes of a new steam generator in Unit 3, and the unit was safely taken offline. Extensive testing of the Unit 3 steam generators is ongoing to fully understand the cause of the leak. In a memorandum dated February 16, 2012, the NRC determined that inasmuch as the leak was in a newly installed steam generator, it will conduct an event follow-up baseline inspection to review Edison’s response to the leak and verify the appropriateness of its remedial actions. Each unit will be restarted when repairs on that unit are completed, and Edison is satisfied that it is safe to do so.

The steam generators are warranted for an initial period of 20 years from acceptance by its supplier, Mitsubishi Heavy Industries (MHI). Subject to certain exceptions, the purchase agreement sets forth specified damages for certain repairs, generally limits MHI’s aggregate contractual liability to the purchase price of the generators and excludes consequential damages from recovery, such as the cost of replacement power. We provide more information about SONGS in Notes 6, 14 and 15 of the Notes to Consolidated Financial Statements.

Pending the outcome of the various regulatory agency evaluations of natural gas pipeline safety regulations, practices and procedures, Sempra Energy, including the California Utilities, may incur incremental expense and capital investment associated with its natural gas pipeline operations and investments. In August 2011, SoCalGas, SDG&E, PG&E and Southwest Gas filed implementation plans to test or replace all natural gas transmission pipelines that have not been pressure tested with the CPUC as we discuss in Note 14 of the Notes to Consolidated Financial Statements. The California Utilities are currently estimating that the total cost for Phase 1 of the two-phase plan is $3.1 billion over a 10-year period. The California Utilities requested that the incremental capital investment required as a result of any approved plan be included in rate base and that cost recovery be allowed for any other incremental cost not eligible for rate-base recovery. The costs that are the subject of these plans are outside the scope of the 2012 GRC proceedings discussed above.

SDG&E’s next CPUC cost of capital proceeding is scheduled to be filed in April 2012 for a 2013 test year. In its 2012 GRC, SoCalGas has advised the CPUC of its intent to file its next CPUC cost of capital proceeding on the same schedule as SDG&E. A cost of capital proceeding determines the authorized capital structure, authorized rate of return and authorized rate for recovery of debt service costs on SDG&E’s electric distribution and generation assets and on both companies’ natural gas transmission and distribution assets. SDG&E’s and SoCalGas’ current CPUC authorized return on equity (ROE) is 11.10 percent and 10.82 percent, respectively, with authorized common equity capital structures of 49.00 percent and 48.00 percent, respectively. If the proceedings result in either a reduction in the authorized ROE or in the authorized common equity capital structure, it would have an adverse effect on the respective company’s cash flows, financial position and results of operations starting in 2013. Also, to the extent that either company’s authorized rate for recovery of debt service costs is higher than their actual rate of debt service costs at the time of the cost of capital proceeding, the authorized rate for recovery of debt service costs will be reduced to the actual rate of debt service costs, which would adversely affect the respective company’s cash flows, financial position and results of operations starting in 2013. We provide more information about the cost of capital proceedings in Note 14 of the Notes to Consolidated Financial Statements.

SoCalGas’ cost of capital trigger mechanism (the Market Indexed Capital Adjustment Mechanism or MICAM) identifies two conditions for determining whether a change in the authorized rate of return is required. Both conditions are based on the 30-year Treasury bond yields – one being the most recent trailing 12-month rolling average yield and the second being the corresponding 12-month forward forecasted yield as published by Global Insight. If both conditions fall outside a range of 3.88 percent (MICAM floor) to 6.88 percent (MICAM ceiling) in a given month, SoCalGas’ authorized ROE would be adjusted, upward or downward, by one-half of the difference between the trailing 12-month rolling average yield and 5.38 percent (SoCalGas’ MICAM benchmark interest rate), effective January 1 following the year in which both conditions were exceeded. Also, SoCalGas’ authorized recovery rate for the cost of debt and preferred stock would be adjusted to their actual weighted average cost. Therefore, SoCalGas’ authorized rate of return (ROR) would adjust, upward or downward, as a result of all three cost adjustments.

At December 31, 2011, neither SDG&E’s nor SoCalGas’ benchmark range has been exceeded. As of January 31, 2012, the historical rolling average yield for the 30-year Treasury bonds of 3.79 percent fell below the MICAM floor of 3.88 percent. In addition, the Global Insight 12-month forward forecasted yield of 3.48 percent published in early February 2012 is also below the MICAM floor. Therefore, SoCalGas’ MICAM mechanism calls for an adjustment of its ROE and authorized recovery for the cost of debt and preferred stock to their actual weighted average cost to be effective on January 1, 2013. However, as SoCalGas has advised the CPUC of its plan to file a cost of capital application in April 2012 along with the other California investor-owned utilities, SoCalGas expects that the decision from this cost of capital application will supersede the rates that would result from the MICAM trigger. As there haven’t been any objections raised to SoCalGas’ proposal to file a cost of capital application, management believes that the CPUC will accept SoCalGas’ application. Absent a SoCalGas cost of capital application and proceeding, SoCalGas’ ROE would be reduced to 10.02 percent effective January 1, 2013, a reduction of 80 basis points from its current authorized ROE, and its authorized ROR would be reduced to 8.05 percent, a reduction of 63 basis points from its current authorized ROR.

The current FERC formulaic rate methodology for SDG&E’s electric transmission assets will be reviewed in 2013, with the new rates effective in September 2013. This proceeding will assess the rate-making methodology to be employed for SDG&E’s FERC-regulated operations, including a determination of SDG&E’s FERC-authorized ROE and recovery of operation and maintenance expenses. If this proceeding results in a reduction from SDG&E’s current authorized ROE of 11.35 percent or in an adverse determination for the recovery of operation and maintenance expenses, it would adversely affect SDG&E’s cash flows, results of operations and financial condition.

We discuss additional potential and expected impacts of the 2010 Tax Act on our income tax expense, earnings and cash flows in “Results of Operations – Changes in Revenues, Costs and Earnings – Income Taxes” above.

In three separate transactions in 2010 and one in early 2011, we and RBS sold substantially all of the businesses and assets of our commodities-marketing partnership. We expect our share of the remaining proceeds from the sales of all of the joint venture’s businesses and related cash distributions to approximate $126 million, the amount of our remaining investment in the joint venture. We provide additional information in Notes 4 and 5 of the Notes to Consolidated Financial Statements.

We may be further impacted by depressed and rapidly changing economic conditions. Moreover, the dollar has fluctuated significantly compared to some foreign currencies, especially in Mexico and South America where we have significant operations. We discuss foreign currency rate risk further below under “Market Risk—Foreign Currency Rate Risk.” North American natural gas prices, which affect profitability at Sempra Renewables and Sempra Natural Gas, are currently significantly below Asian and European prices. These factors could, if they remain unchanged, adversely affect profitability.

We discuss additional matters that could affect our future performance in Notes 14 and 15 of the Notes to Consolidated Financial Statements.

FINANCIAL DERIVATIVES REFORMS

In July 2010, federal legislation to reform financial markets was enacted that significantly alters how over-the-counter (OTC) derivatives are regulated, which may impact all of our businesses. The law increased regulatory oversight of OTC energy derivatives, including (1) requiring standardized OTC derivatives to be traded on registered exchanges regulated by the U.S. Commodity Futures Trading Commission (CFTC), (2) imposing new and potentially higher capital and margin requirements and (3) authorizing the establishment of overall volume and position limits. The law gives the CFTC authority to exempt end users of energy commodities which could reduce, but not eliminate, the applicability of these measures to us and other end users. These requirements could cause our OTC transactions to be more costly and have an adverse effect on our liquidity due to additional capital requirements. In addition, as these reforms aim to standardize OTC products, they could limit the effectiveness of our hedging programs, because we would have less ability to tailor OTC derivatives to match the precise risk we are seeking to mitigate.

LITIGATION

We describe legal proceedings which could adversely affect our future performance in Note 15 of the Notes to Consolidated Financial Statements.

CALIFORNIA UTILITIES – INDUSTRY DEVELOPMENTS AND CAPITAL PROJECTS

We describe capital projects, electric and natural gas regulation and rates, and other pending proceedings and investigations that affect our business in Note 14 of the Notes to Consolidated Financial Statements.

SEMPRA INTERNATIONAL AND SEMPRA U.S. GAS & POWER INVESTMENTS

As we discuss in “Cash Flows From Investing Activities,” our investments will significantly impact our future performance. In addition to the discussion below, we provide information about these investments in “Capital Resources and Liquidity.”

Sempra South American Utilities

We discuss the April 2011 increase in Sempra South American Utilities’ investments in Chile and Peru in Note 3 of the Notes to Consolidated Financial Statements.

Santa Teresa. In May 2011, groundbreaking took place for Santa Teresa, a project at Luz del Sur to build a 98-MW hydroelectric power plant in Peru’s Cusco region. It is planned to be completed in 2014.

Sempra Mexico

Energía Sierra Juárez

In April 2011, SDG&E entered into a 20-year contract for renewable power supplied from the 156-MW first phase of Sempra Mexico’s Energía Sierra Juárez wind project in Baja California, Mexico. The contract is subject to approval by the CPUC and FERC. We expect construction on the project to begin in 2012, and the project to be fully operational in 2014.

Sempra Mexico intends to develop the project within the framework of a joint venture, and is working on an agreement for the sale of a 50-percent partnership interest in the current phase of the project to BP Wind Energy.

Sempra Renewables

Copper Mountain Solar

Copper Mountain Solar is a photovoltaic generation facility operated and under development by Sempra Renewables in Boulder City, Nevada. When fully developed, the project will be capable of producing up to approximately 400 MW of solar power. Copper Mountain Solar 1 is a 58-MW photovoltaic generation facility currently in operation, and now includes the 10-MW facility previously referred to as El Dorado Solar.

Copper Mountain Solar 2 (CMS 2) will total 150 MW and construction began in December 2011. CMS 2 is divided into two phases, with the first phase of 92 MW planned to be completed by the end of January 2013 and the remaining 58 MW planned to be completed in 2015. PG&E has contracted for all of the solar power at CMS 2 for 25 years and has an option to accelerate the second phase of 58 MW to be available before 2015. The contract was approved by the CPUC in December 2011.

Mesquite Solar

Mesquite Solar is a photovoltaic generation facility under development by Sempra Renewables in Maricopa County, Arizona. When fully developed, the project will be capable of producing up to approximately 700 MW of solar power. Construction of the first phase (Mesquite Solar 1) of 150 MW began in June 2011 and is expected to be completed in early 2013. In December 2011, solar panels were fully installed and began delivering 42 MW of electricity to the grid. PG&E has contracted for all of the solar power at Mesquite Solar 1 for 20 years, which contract was approved by the CPUC in April 2011.

Auwahi Wind

In January 2011, Sempra Renewables entered into a 20-year contract with Maui Electric Company to provide 21 MW of wind energy from the Auwahi Wind project in the southeastern region of Maui. The contract was approved by the Hawaii Public Utilities Commission in June 2011. We expect construction on the project to begin in early 2012, and the project to be fully operational in late 2012.

In October 2011, Sempra Renewables, 100-percent owner of the Auwahi Wind project, sold a 50-percent interest to a BP affiliate, Auwahi Wind Energy Holdings.

Mehoopany Wind Farm

In December 2011, Sempra Renewables entered into a joint venture with BP Wind Energy to develop the Mehoopany Wind Farm in Wyoming County, Pennsylvania, which is expected to generate up to 141 MW of energy. The power output from the wind farm has been sold under 20-year contracts to Old Dominion Electric Cooperative and Southern Maryland Electric Cooperative Inc. Construction began in November 2011, and we expect the project to be fully operational by the end of 2012.

Flat Ridge 2 Wind Farm

In December 2011, Sempra Renewables entered into a joint venture with BP Wind Energy to develop the Flat Ridge 2 Wind Farm near Wichita, Kansas, which is expected to generate up to 419 MW of energy. The power output from the wind farm has been sold under three contracts for 20 to 25 year terms, including contracts with Associated Electric Cooperative, Inc. and Southwestern Electric Power Company. We expect the project to be fully operational by the end of 2012.

Sempra Natural Gas

Currently, Sempra Natural Gas has 23 Bcf of operational working natural gas storage capacity. We are currently developing another 20 Bcf of capacity with planned in-service dates through 2013 and may, over the long term, develop as much as 76 Bcf of total storage capacity.

Sempra Natural Gas’ natural gas storage facilities and projects include

▪
Bay Gas, a facility located 40 miles north of Mobile, Alabama, that provides underground storage and delivery of natural gas. Sempra Natural Gas owns 91 percent of the project. It is the easternmost salt dome storage facility on the Gulf Coast, with direct service to the Florida market and markets across the Southeast, Mid-Atlantic and Northeast regions.

▪
Mississippi Hub, located 45 miles southeast of Jackson, Mississippi, an underground salt dome natural gas storage project with access to shale basins of East Texas and Louisiana, traditional gulf supplies and LNG, with multiple interconnections to serve the Southeast and Northeast regions.

▪
Liberty natural gas storage expansion, a salt cavern development project in Cameron Parish, Louisiana. Sempra Natural Gas owns 75 percent of the project and ProLiance Transportation LLC owns the remaining 25 percent. The project’s location provides access to several LNG facilities in the area.

MARKET RISK

Market risk is the risk of erosion of our cash flows, earnings, asset values and equity due to adverse changes in market prices, and interest and foreign currency rates.

Risk Policies

Sempra Energy has policies governing its market risk management and trading activities. As required by CPUC and FERC affiliate compliance rules, Sempra Energy and the California Utilities maintain separate and independent risk management committees, organizations and processes for each of the California Utilities and for all non-CPUC regulated affiliates to provide oversight of these activities. The committees consist of senior officers who establish policy, oversee energy risk management activities, and monitor the results of trading and other activities to ensure compliance with our stated energy risk management and trading policies. These activities include, but are not limited to, daily monitoring of market positions that create credit, liquidity and market risk. The respective oversight organizations and committees are independent from the energy procurement departments.

Along with other tools, we use Value at Risk (VaR) to measure our exposure to market risk primarily associated with commodity derivative instruments that we hold. VaR is an estimate of the potential loss on a position or portfolio of positions over a specified holding period, based on normal market conditions and within a given statistical confidence interval. VaR is calculated independently by the respective risk management oversight organizations. We use historical volatilities and correlations between instruments and positions in our calculations.

The California Utilities use energy and natural gas derivatives to manage natural gas and energy price risk associated with servicing load requirements. The use of energy and natural gas derivatives is subject to certain limitations imposed by company policy and is in compliance with risk management and trading activity plans that have been filed with and approved by the CPUC. Any costs or gains/losses associated with the use of energy and natural gas derivatives are considered to be commodity costs. Commodity costs are generally passed on to customers as incurred. However, SoCalGas is subject to incentive mechanisms that reward or penalize the utility for commodity costs below or above certain benchmarks.

In 2010 and early 2011, Sempra Energy and RBS completed the divestiture of substantially all of the businesses and assets of RBS Sempra Commodities, their joint venture partnership, in four separate transactions, as we discuss in Note 4 of the Notes to Consolidated Financial Statements. In connection with each of these transactions, the buyers were, subject to certain qualifications, obligated to replace any guarantees that we had issued in connection with the applicable businesses sold with guarantees of their own. At December 31, 2011, the buyers have substantially completed this process for those counterparties with existing, open positions. For those guarantees which have not been replaced, the buyers are obligated to indemnify us in accordance with the applicable transaction documents for any claims or losses in connection with the guarantees that we issued associated with the businesses sold. We provide additional information in Note 1 of the Notes to Consolidated Financial Statements.

In addition, as a transitional measure, Sempra Energy continues to provide back-up guarantees and credit support for RBS Sempra Commodities, as we discuss above in “Capital Resources and Liquidity” and in Note 5 of the Notes to Consolidated Financial Statements.

We discuss revenue recognition in Notes 1 and 10 of the Notes to Consolidated Financial Statements and the additional market-risk information regarding derivative instruments in Note 10 of the Notes to Consolidated Financial Statements.

We have exposure to changes in commodity prices, interest rates and foreign currency rates and exposure to counterparty nonperformance. The following discussion of these primary market-risk exposures as of December 31, 2011, includes a discussion of how these exposures are managed.

Commodity Price Risk

Market risk related to physical commodities is created by volatility in the prices and basis of certain commodities. Our various subsidiaries are exposed, in varying degrees, to price risk, primarily to prices in the natural gas and electricity markets. Our policy is to manage this risk within a framework that considers the unique markets and operating and regulatory environments of each subsidiary.

Segments within our Sempra International and Sempra U.S. Gas & Power operating units are generally exposed to commodity price risk indirectly through their LNG, natural gas pipeline and storage, and power generating assets and their power purchase agreements. Those segments may utilize commodity transactions in the course of optimizing these assets. These transactions are typically priced based on market indices, but may also include fixed price purchases and sales of commodities. Any residual exposure is monitored as described above.

The California Utilities’ market-risk exposure is limited due to CPUC-authorized rate recovery of the costs of commodity purchases, intrastate transportation, and storage activity. However, SoCalGas may, at times, be exposed to market risk as a result of incentive mechanisms that reward or penalize the utility for commodity costs below or above certain benchmarks for SoCalGas’ Gas Cost Incentive Mechanism, which we discuss in Note 14 of the Notes to Consolidated Financial Statements. If commodity prices were to rise too rapidly, it is likely that volumes would decline. This decline would increase the per-unit fixed costs, which could lead to further volume declines. The California Utilities manage their risk within the parameters of their market risk management framework. As of December 31, 2011, the total VaR of the California Utilities’ natural gas and electric positions was not material, and the procurement activities were in compliance with the procurement plans filed with and approved by the CPUC.

Interest Rate Risk

We are exposed to fluctuations in interest rates primarily as a result of our having issued short- and long-term debt. Subject to regulatory constraints, we periodically enter into interest rate swap agreements to moderate our exposure to interest rate changes and to lower our overall costs of borrowing.

The table below shows the nominal amount and the one-year VaR for long-term debt, excluding commercial paper classified as long-term debt and capital lease obligations, at December 31, 2011 and 2010:

	Sempra Energy
	Consolidated		SDG&E		SoCalGas
	Nominal	One-Year	Nominal	One-Year	Nominal	One-Year
(Dollars in millions)	Debt	VaR(1)	Debt	VaR(1)	Debt	VaR(1)
At December 31, 2011
California Utilities fixed-rate	$4,617	$782	$3,304	$623	$1,313	$159
California Utilities variable-rate	591	25	591	25	―	―
All other, fixed-rate and variable-rate	4,602	377	―	―	―	―
At December 31, 2010
California Utilities fixed-rate	$4,117	$787	$2,704	$587	$1,413	$200
California Utilities variable-rate	751	59	601	59	150	―
All other, fixed-rate and variable-rate	3,459	509	―	―	―	―
(1) After the effects of interest rate swaps.

At December 31, 2011, the total notional amount of interest rate swap transactions ranged from $15 million to $305 million at Sempra Energy and $285 million to $355 million at SDG&E (ranges relate to amortizing notional amounts). We provide further information about interest rate swap transactions in Note 10 of the Notes to Consolidated Financial Statements.

We also are subject to the effect of interest rate fluctuations on the assets of our pension plans, other postretirement benefit plans, and SDG&E’s nuclear decommissioning trusts. However, we expect the effects of these fluctuations, as they relate to the California Utilities, to be passed on to customers.

Credit Risk

Credit risk is the risk of loss that would be incurred as a result of nonperformance of our counterparties’ contractual obligations. We monitor credit risk through a credit-approval process and the assignment and monitoring of credit limits. We establish these credit limits based on risk and return considerations under terms customarily available in the industry.

As with market risk, we have policies governing the management of credit risk that are administered by the respective credit departments for each of the California Utilities and, on a combined basis, for all non-CPUC regulated affiliates and overseen by their separate risk management committees.

This oversight includes calculating current and potential credit risk on a daily basis and monitoring actual balances in comparison to approved limits. We avoid concentration of counterparties whenever possible, and we believe our credit policies significantly reduce overall credit risk. These policies include an evaluation of the following:

▪	prospective counterparties’ financial condition (including credit ratings)

▪	collateral requirements

▪	the use of standardized agreements that allow for the netting of positive and negative exposures associated with a single counterparty

▪	downgrade triggers

We believe that we have provided adequate reserves for counterparty nonperformance.

When development projects at Sempra International and Sempra U.S. Gas & Power become operational, they rely significantly on the ability of their suppliers to perform on long-term agreements and on our ability to enforce contract terms in the event of nonperformance. Also, the factors that we consider in evaluating a development project include negotiating customer and supplier agreements and, therefore, we rely on these agreements for future performance. We also may base our decision to go forward on development projects on these agreements.

As noted above under “Interest Rate Risk,” we periodically enter into interest rate swap agreements to moderate exposure to interest rate changes and to lower the overall cost of borrowing. We would be exposed to interest rate fluctuations on the underlying debt should a counterparty to the swap fail to perform.

Foreign Currency Rate Risk

We have investments in entities whose functional currency is not the U.S. dollar, exposing us to foreign exchange movements, primarily in Latin American currencies.

The Mexican subsidiaries have U.S. dollar receivables and payables that give rise to foreign exchange movements for accounting principles generally accepted in Mexico and tax purposes. In addition, monetary assets and liabilities are adjusted for inflation for Mexican tax purposes. The fluctuations in foreign currency and inflation are subject to Mexican taxes and expose us to significant fluctuations in tax expense from changes in the exchange and inflation rates in Mexico.

Our primary objective in reducing foreign currency risk is to preserve the economic value of our overseas investments and to reduce earnings volatility that would otherwise occur due to exchange rate fluctuations. We may offset material cross-currency transactions and net income exposure through various means, including financial instruments and short-term investments. Because we do not hedge our net investment in foreign countries, we are susceptible to volatility in other comprehensive income caused by exchange rate fluctuations.

The hypothetical effects for every one percent appreciation in the U.S. dollar from year-end 2011 levels against the currencies of Latin American countries in which we have operations and investments are as follows:
(Dollars in millions)	Hypothetical Effects
Translation of 2011 earnings to U.S. dollars	$(2)
Transactional exposures	-
Translation of net assets of foreign subsidiaries and investments in foreign entities	(17)

Although the balances of monetary assets and liabilities at our Mexican subsidiaries may fluctuate significantly throughout the year, based on long-term debt balances with non-Mexican entities of $335 million at December 31, 2011, the hypothetical effect for Sempra Energy for every one percent increase in the Mexican inflation rate is approximately $1 million of additional income tax expense at our Mexican subsidiaries.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES, AND KEY NONCASH PERFORMANCE INDICATORS

Management views certain accounting policies as critical because their application is the most relevant, judgmental, and/or material to our financial position and results of operations, and/or because they require the use of material judgments and estimates.

We describe our significant accounting policies in Note 1 of the Notes to Consolidated Financial Statements.  We discuss choices among alternative accounting policies that are material to our financial statements and information concerning significant estimates with the audit committee of the Sempra Energy board of directors.

CRITICAL ACCOUNTING POLICIES
SEMPRA ENERGY, SDG&E AND SOCALGAS
CONTINGENCIES
Assumptions & Approach Used
We accrue losses for the estimated impacts of various conditions, situations or circumstances involving uncertain outcomes. For loss contingencies, we accrue the loss if an event has occurred on or before the balance sheet date and:

▪ information available through the date we file our financial statements indicates it is probable that a loss has been incurred, given the likelihood of uncertain future events, and

▪ the amount of the loss can be reasonably estimated.

We do not accrue contingencies that might result in gains. We continuously assess contingencies for litigation claims, environmental remediation and other events.

Effect if Different Assumptions Used	Details of our issues in this area are discussed in Note 15 of the Notes to Consolidated Financial Statements.
REGULATORY ACCOUNTING
Assumptions & Approach Used
The California Utilities record a regulatory asset if it is probable that, through the ratemaking process, the utility will recover that asset from customers. Similarly, regulatory liabilities are recorded for amounts recovered in rates in advance of the expenditure. The California Utilities review probabilities associated with regulatory balances whenever new events occur, such as:

▪ changes in the regulatory environment or the utility’s competitive position

▪ issuance of a regulatory commission order

▪ passage of new legislation

To the extent that circumstances associated with regulatory balances change, the regulatory balances are adjusted accordingly.

Effect if Different Assumptions Used	Details of the California Utilities’ regulatory assets and liabilities are discussed in Notes 1 and 15 of the Notes to Consolidated Financial Statements.

SEMPRA ENERGY, SDG&E AND SOCALGAS (CONTINUED)
INCOME TAXES
Assumptions & Approach Used
Our income tax expense and related balance sheet amounts involve significant management estimates and judgments. Amounts of deferred income tax assets and liabilities, as well as current and noncurrent accruals, involve judgments and estimates of the timing and probability of recognition of income and deductions by taxing authorities. When we evaluate the anticipated resolution of income tax issues, we consider

▪ past resolutions of the same or similar issue

▪ the status of any income tax examination in progress

▪ positions taken by taxing authorities with other taxpayers with similar issues

The likelihood of deferred tax recovery is based on analyses of the deferred tax assets and our expectation of future taxable income, based on our strategic planning.

Effect if Different Assumptions Used
Actual income taxes could vary from estimated amounts because of:

▪ future impacts of various items, including changes in tax laws

▪ our financial condition in future periods

▪ the resolution of various income tax issues between us and taxing authorities

We discuss details of our issues in this area in Note 7 of the Notes to Consolidated Financial Statements.

Assumptions & Approach Used
For an uncertain position to qualify for benefit recognition, the position must have at least a “more likely than not” chance of being sustained (based on the position’s technical merits) upon challenge by the respective authorities. The term “more likely than not” means a likelihood of more than 50 percent. If we do not have a more likely than not position with respect to a tax position, then we do not recognize any of the potential tax benefit associated with the position. A tax position that meets the “more likely than not” recognition is measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon the effective resolution of the tax position.

Effect if Different Assumptions Used
Unrecognized tax benefits involve management’s judgment regarding the likelihood of the benefit being sustained. The final resolution of uncertain tax positions could result in adjustments to recorded amounts and may affect our results of operations, financial position and cash flows.

We discuss additional information related to accounting for uncertainty in income taxes in Note 7 of the Notes to Consolidated Financial Statements.

SEMPRA ENERGY, SDG&E AND SOCALGAS (CONTINUED)
DERIVATIVES
Assumptions & Approach Used
We value derivative instruments at fair value on the balance sheet. Depending on the purpose for the contract and the applicability of hedge accounting, the impact of instruments may be offset in earnings, on the balance sheet, or in other comprehensive income. We also use normal purchase or sale accounting for certain contracts. As discussed elsewhere in this report, whenever possible, we use exchange quotations or other third-party pricing to estimate fair values; if no such data is available, we use internally developed models and other techniques. The assumed collectability of derivative assets and receivables considers

▪ events specific to a given counterparty

▪ the tenor of the transaction

▪ the credit-worthiness of the counterparty

Effect if Different Assumptions Used
The application of hedge accounting to certain derivatives and the normal purchase or sale accounting election is made on a contract-by-contract basis. Using hedge accounting or the normal purchase or sale election in a different manner could materially impact Sempra Energy’s results of operations. However, such alternatives would not have a significant impact on the California Utilities’ results of operations because of regulatory accounting principles. We provide details of our financial instruments in Note 10 of the Notes to Consolidated Financial Statements.

DEFINED BENEFIT PLANS
Assumptions & Approach Used
To measure our pension and postretirement obligations, costs and liabilities, we rely on several assumptions. We consider current market conditions, including interest rates, in making these assumptions.  We annually review these assumptions prior to the beginning of each year and update when appropriate.

The critical assumptions used to develop the required estimates include the following key factors:

▪ discount rate

▪ expected return on plan assets

▪ health-care cost trend rates

▪ mortality rates

▪ rate of compensation increases

▪ payout elections (lump sum or annuity)

SEMPRA ENERGY, SDG&E AND SOCALGAS (CONTINUED)
DEFINED BENEFIT PLANS (CONTINUED)
Effect if Different Assumptions Used
The actuarial assumptions we use may differ materially from actual results due to:

▪ return on plan assets

▪ changing market and economic conditions

▪ higher or lower withdrawal rates

▪ longer or shorter participant life spans

▪ more or fewer lump sum versus annuity payout elections made by plan participants

▪ retirement rates

These differences, other than those related to the California Utilities plans, where rate recovery offsets any effects of the assumptions on earnings, may result in a significant impact to the amount of pension and postretirement benefit expense we record. For the remaining plans, the approximate annual effect on earnings of a 25 basis point increase or decrease in the assumed discount rate would be less than $1 million and the effect of a 25 basis point increase or decrease in the assumed rate of return on plan assets would be less than $1 million.

We provide additional information, including the impact of increases and decreases in the health-care cost trend rate, in Note 8 of the Notes to Consolidated Financial Statements.

SEMPRA ENERGY AND SDG&E
ASSET RETIREMENT OBLIGATIONS
Assumptions & Approach Used
SDG&E’s legal asset retirement obligations (AROs) related to the decommissioning of SONGS are recorded at fair value based on a site specific study performed every three years. The fair value of the obligations includes

▪ estimated decommissioning costs, including labor, equipment, material and other disposal costs

▪ inflation adjustment applied to estimated cash flows

▪ discount rate based on a credit-adjusted risk-free rate

▪ expected date of decommissioning

Effect if Different Assumptions Used
Changes in the estimated decommissioning costs, or in the assumptions and judgments by management underlying these estimates, could cause revisions to the estimated total cost associated with retiring the assets. Due to regulatory recovery of SDG&E’s nuclear decommissioning expense, rate-making accounting treatment is applied to SDG&E’s nuclear decommissioning activities, so they have no impact on SDG&E’s reported earnings.

We provide additional detail in Note 6 of the Notes to the Consolidated Financial Statements.

SEMPRA ENERGY
IMPAIRMENT TESTING OF LONG-LIVED ASSETS
Assumptions & Approach Used
Whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable, we consider if the estimated future undiscounted cash flows are less than the carrying amount of the assets.  If so, we estimate the fair value of these assets to determine the extent to which cost exceeds fair value.  For these estimates, we may consider data from multiple valuation methods, including data from market participants. We exercise judgment to estimate the future cash flows and the useful lives of long-lived assets and to determine our intent to use the assets. Our intent to use or dispose of assets is subject to re-evaluation and can change over time.

Effect if Different Assumptions Used
If an impairment test is required, the fair value of long-lived assets can vary if differing estimates and assumptions are used in the valuation techniques applied as indicated by changing market or other conditions. We discuss impairment of long-lived assets in Note 1 of the Notes to Consolidated Financial Statements.

IMPAIRMENT TESTING OF GOODWILL
Assumptions & Approach Used
On an annual basis or whenever events or changes in circumstances necessitate an evaluation, we consider whether goodwill may be impaired. We exercise judgment to develop estimates of the fair value of the reporting unit and the corresponding goodwill.  Our fair value estimates are developed from the perspective of a knowledgeable market participant. In the absence of observable transactions in the marketplace for similar investments, we consider an income-based approach such as discounted cash flow analysis. A discounted cash flow analysis may be based directly on anticipated future revenues and expenses and may be performed based on free cash flows generated within the reporting unit. Critical assumptions that affect our estimates of fair value may include

▪ consideration of market transactions

▪ future cash flows

▪ the appropriate risk-adjusted discount rate

▪ country risk

▪ entity risk

Effect if Different Assumptions Used
Testing goodwill for impairment requires an entity to first determine if the carrying value of a reporting unit exceeds its fair value and if so, to measure the amount of goodwill impairment, if any. When determining if goodwill is impaired, the fair value of the reporting unit and goodwill can vary if differing estimates and assumptions are used in the valuation techniques applied as indicated by changing market or other conditions.  As a result, recognizing a goodwill impairment may or may not be required. Sempra Energy added $975 million in goodwill to its Consolidated Balance Sheet in 2011.  We discuss goodwill in Notes 1, 2 and 3 of the Notes to Consolidated Financial Statements.

SEMPRA ENERGY
CARRYING VALUE OF EQUITY METHOD INVESTMENTS
Assumptions & Approach Used
We generally account for investments under the equity method when we have an ownership interest of 20 to 50 percent. The premium, or excess cost over the underlying carrying value of net assets, is referred to as equity method goodwill, which is included in the impairment testing of the equity method investment.

We consider whether the fair value of each equity investment as a whole, not the underlying net assets, has declined and whether that decline is other than temporary. To help evaluate whether a decline in fair value below cost has occurred and if the decline is other than temporary, we may develop fair value estimates for the investment. Our fair value estimates are developed from the perspective of a knowledgeable market participant. In the absence of observable transactions in the marketplace for similar investments, we consider an income-based approach such as discounted cash flow analysis or, with less weighting, the replacement cost of the underlying net assets. A discounted cash flow analysis may be based directly on anticipated future distributions from the investment, or may be performed based on free cash flows generated within the entity and adjusted for our ownership share total. When calculating estimates of fair or realizable values, we also consider whether we intend to hold or sell the investment. For certain held investments, critical assumptions include

▪ the appropriate risk-adjusted discount rate

▪ the availability and costs of natural gas

▪ competing fuels (primarily propane) and electricity

For investments that we hold for sale, such as our Argentine investments, or investments that are substantially sold, such as RBS Sempra Commodities, we consider comparable sales values, executed sales transactions or indications of value determined by cash and affiliate receivables within the entity when determining our estimates of fair value.

Effect if Different Assumptions Used
The risk assumptions applied by other market participants to value the investments could vary significantly or the appropriate approaches could be weighted differently. These differences could impact whether or not the fair value of the investment is less than its cost, and if so, whether that condition is other than temporary.  This could result in an impairment charge or a different amount of impairment charge, and, in cases where an impairment charge has been recorded, additional loss or gain upon sale.

We provide additional details in Note 4 of the Notes to Consolidated Financial Statements.

KEY NONCASH PERFORMANCE INDICATORS

A discussion of key noncash performance indicators related to each business unit follows:

California Utilities

Key noncash performance indicators include number of customers, and natural gas volumes and electricity sold. Additional noncash performance indicators include goals related to safety, customer service, customer reputation, environmental considerations, on-time and on-budget completion of major projects and initiatives, and in the case of SDG&E, electric reliability. We discuss natural gas volumes and electricity sold in “Results of Operations – Changes in Revenues, Costs and Earnings” above.

Sempra South American Utilities

Key noncash performance indicators for our South American distribution operations are customer count and consumption. We discuss these above in “Our Business.” Additional noncash performance indicators include goals related to safety, environmental considerations, and regulatory compliance.

Sempra Mexico

Key noncash performance indicators for Sempra Mexico include natural gas sales volume, facility availability, capacity utilization and, for its distribution operations, customer count and consumption.  Additional noncash performance indicators include goals related to safety, environmental considerations and regulatory performance.  We discuss these above in “Our Business.”

Sempra Natural Gas

Key noncash performance indicators at Sempra Natural Gas include natural gas sales volume, facility availability, capacity utilization and, for its distribution operations, customer count and consumption. Additional noncash performance indicators include goals related to safety, environmental considerations and regulatory compliance.  We discuss these above in “Our Business.”

Electric Generation Facilities (Sempra Mexico, Sempra Renewables and Sempra Natural Gas)

Key noncash performance indicators include plant availability factors and sales volume at our renewable energy facilities and natural gas-fired generating plants. For competitive reasons, we do not disclose plant availability factors. We discuss these above in “Our Business” and “Factors Influencing Future Performance.” Additional noncash performance indicators include goals related to safety, environmental considerations, and compliance with reliability standards.

LNG Facilities (Sempra Mexico and Sempra Natural Gas)

At our LNG terminals, key noncash performance indicators include plant availability and capacity utilization. We discuss these above in “Our Business” and “Factors Influencing Future Performance.” Additional noncash performance indicators include goals related to safety, environmental considerations, regulatory compliance, and on-time and on-budget completion of development projects.

NEW ACCOUNTING STANDARDS

We discuss the relevant pronouncements that have recently become effective and have had or may have a significant effect on our financial statements in Note 2 of the Notes to Consolidated Financial Statements.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this report that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily based upon assumptions with respect to the future, involve risks and uncertainties, and are not guarantees of performance. These forward-looking statements represent our estimates and assumptions only as of the filing date of this report. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or other factors.

In this report, when we use words such as “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “contemplates,” “intends,” “depends,” “should,” “could,” “would,” “will,” “may,” “potential,” “target,” “goals,” or similar expressions, or when we discuss our guidance, strategy, plans or intentions, we are making forward-looking statements.

Factors, among others, that could cause our actual results and future actions to differ materially from those described in forward-looking statements include

▪	local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments;

▪
actions by the California Public Utilities Commission, California State Legislature, Federal Energy Regulatory Commission, Nuclear Regulatory Commission, California Energy Commission, California Air Resources Board, and other regulatory, governmental and environmental bodies in the United States and other countries in which we operate;

▪	capital markets conditions, including the availability of credit and the liquidity of our investments;

▪	inflation, interest and exchange rates;

▪	the impact of benchmark interest rates, generally U.S. Treasury bond and Moody’s A-rated utility bond yields, on our California Utilities’ cost of capital;

▪	energy markets, including the timing and extent of changes and volatility in commodity prices;

▪	the availability of electric power, natural gas and liquefied natural gas, including disruptions caused by failures in the North American transmission grid, pipeline explosions and equipment failures;

▪	weather conditions, natural disasters, catastrophic accidents, and conservation efforts;

▪	risks inherent in nuclear power generation and radioactive materials storage, including the catastrophic release of such materials;

▪	wars, terrorist attacks and cybersecurity threats;

▪	business, regulatory, environmental and legal decisions and requirements;

▪	expropriation of assets by foreign governments and title and other property disputes;

▪	the status of deregulation of retail natural gas and electricity delivery;

▪	the timing and success of business development efforts and construction, maintenance and capital projects;

▪	the inability or determination not to enter into long-term supply and sales agreements or long-term firm capacity agreements;

▪	the resolution of litigation; and

▪	other uncertainties, all of which are difficult to predict and many of which are beyond our control.

We caution you not to rely unduly on any forward-looking statements. You should review and consider carefully the risks, uncertainties and other factors that affect our business as described herein and in our Annual Report on Form 10-K and other reports that we file with the Securities and Exchange Commission.